UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Federal-Mogul Corporation

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April 11, 2013

Dear Stockholder:

On behalf of the board of directors, you are cordially invited to attend the 2013 Annual Meeting of Stockholders of Federal-Mogul Corporation to be held on May 22, 2013 at 10:00 a.m. (Eastern Time) at Sidley Austin LLP, 787 Seventh Avenue, New York, New York, 10019.

The attached proxy statement provides you with detailed information about the annual meeting. We encourage you to carefully read the entire proxy statement. You may also obtain more information about Federal-Mogul Corporation from documents we have filed with the Securities and Exchange Commission.

We are delivering our proxy statement and annual report this year under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We will mail to our stockholders, on or about April 12, 2013, a notice containing instructions on how to access our proxy materials. The proxy statement includes instructions on how you can receive a paper copy of the proxy materials.

You are being asked at the annual meeting to elect directors, to approve the company’s executive compensation, and transact any other business properly brought before the meeting.

Whether or not you plan to attend the annual meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, dating, signing and returning the proxy card provided. Instructions regarding all three voting methods are contained on the proxy card.

Thank you in advance for your cooperation and continued support.

Sincerely,

Rainer Jueckstock Co-Chief Executive Officer	Michael Broderick Co-Chief Executive Officer

This proxy statement is first being made available to stockholders electronically via the Internet on or about April 11, 2013.

Important Notice Regarding The Availability Of Proxy Materials For The Annual Meeting Of Stockholders

To Be Held On May 22, 2013

The company’s proxy statement for the 2013 Annual Meeting of Stockholders of Federal-Mogul Corporation and the annual report to stockholders for the fiscal year ended December 31, 2012, are available at www.federalmogul.com.

FEDERAL-MOGUL CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22, 2013

10:00 a.m. Eastern Time

To the Stockholders of Federal-Mogul Corporation:

The 2013 Annual Meeting of Stockholders of Federal-Mogul Corporation will be held on May 22, 2013, 10:00 a.m. (Eastern Time), at Sidley Austin LLP, 787 Seventh Avenue, New York, New York, 10019. The annual meeting is being held for the following purposes:

1.	to elect eleven (11) directors, each for a term of one year;

2.	the approval, on an advisory basis, of compensation of our named executive officers; and

3.	to conduct such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on March 26, 2013. A list of stockholders entitled to vote at the meeting, and at any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. at our headquarters at 26555 Northwestern Highway, Southfield, Michigan 48033 during the ten days prior to the meeting and also at the meeting.

Your vote is important and all stockholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please vote your shares over the Internet, via the toll-free telephone number or by completing, signing and dating the proxy card, as described in the enclosed materials. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy by telephone, Internet or mail. Your prompt cooperation is greatly appreciated.

By Order of the Board of Directors,

Brett D. Pynnonen

Senior Vice President, General Counsel

and Corporate Secretary

April 11, 2013

FEDERAL-MOGUL CORPORATION

PROXY STATEMENT

SUMMARY OF THE ANNUAL MEETING

Annual Meeting

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Federal-Mogul Corporation (the “Company,” “Federal-Mogul,” “we,” “us,” “our”) will be held at Sidley Austin LLP, 787 Seventh Avenue, New York, New York, 10019, on May 22, 2013, at 10:00 a.m. (Eastern Time).

Record Date

The date fixed to determine stockholders entitled to receive notice of and to vote at the meeting is the close of business on March 26, 2013.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by the rules of the United States Securities and Exchange Commission (the “SEC”), Federal-Mogul is making its proxy materials, which include this proxy statement and the accompanying proxy card, notice of meeting and annual report to stockholders, available to its stockholders electronically via the Internet. We will mail to our stockholders on or about April 12, 2013 a notice (the “Notice”) containing instructions on how to access and review our proxy materials. The Notice also contains instructions as to how to submit your proxy via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings to the Company. To take advantage of this opportunity, we have delivered only one Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and, if applicable, proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Notice, proxy statement or annual report, contact Broadridge Financial Solutions, Inc. (“Broadridge”) by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, please contact Broadridge at the above telephone number or address.

Purposes of the Meeting

The Annual Meeting is being held for the following purposes:

•	to elect eleven (11) directors, each for a term of one year;

•	the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

•	to conduct such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Proxy Solicitation

All costs of this solicitation of proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, fax, or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

Information about Voting

You may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;

•	By Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; and

•	By Mail—You can vote by completing, dating, signing and returning the proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on May 21, 2013.

Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been executed and dated. If you execute and return your proxy card by mail but provide no specific instructions in the proxy card, your shares will be voted FOR our board of director’s (the “Board”) nominees named on the proxy card and FOR the approval, on an advisory basis, of the compensation of our named executive officers.

We do not intend to bring any matters before the meeting except those indicated in the Notice of Annual Meeting and we do not know of any matter which anyone else intends to present for action at the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

Revoking Proxies

You may revoke your proxy at any time before it is voted at the meeting by:

•	delivering to Brett D. Pynnonen, our Senior Vice President, General Counsel and Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

•	submitting a valid, executed proxy to Federal-Mogul with a later date; or

•	attending the meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke your proxy).

Outstanding Shares

On the record date, there were 98,904,500 shares of our common stock, par value $0.01 per share, outstanding. Our common stock is the only class of our voting securities outstanding and each share of common stock is entitled to one vote per share.

Quorum

A quorum is established when a majority of shares entitled to vote is present at the meeting, either in person or by proxy. Abstentions are counted for purposes of determining whether a quorum is present but broker non-votes will not be counted.

Voting

Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the meeting. The proxy card provides space for a stockholder to withhold voting for any or all nominees for the Board. The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the annual approval, on an advisory basis, of the compensation of the Company’s named executive officers. However, as this is an advisory vote, it will not be binding on the Company or our Board. However, our Board and our Compensation Committee may consider the voting results when making future decisions regarding executive compensation. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company for the Annual Meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote your shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should follow the information provided to you by such entity. If you hold your shares in street name, the bank, broker or other nominee that holds the stock will not be able to vote your shares unless you have provided voting instructions. Shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on certain matters results in “broker non-votes” and leads to the consequences set forth in the following paragraph. Please note that brokers and nominees cannot vote on their clients’ behalf in “non-routine” proposals, such as election of directors or the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

The inspector of elections will treat abstentions as shares of common stock that are present and entitled to vote for purposes of determining a quorum but broker non-votes will not be counted for purposes of determining a quorum. Abstentions and broker non-votes will have no effect on the outcome of the vote for the election of directors. Abstentions are considered present and entitled to vote with respect to the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on this proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

Voting Results

The results of the voting at the 2013 Annual Meeting will be reported on Form 8-K and filed with the SEC within four business days after the date of the meeting.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Eleven (11) directors are to be elected at the Annual Meeting, each of whom shall hold office until the next annual meeting of stockholders. The persons listed below, each of whom is currently a director of the Company, have been nominated by the Board for election as directors. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of each of the eleven (11) nominees listed below. All nominees have consented to serve as directors if elected, but if any of them should decline or be unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board to fill the vacancy. The term of office of each person elected as a director will continue until our next annual meeting of stockholders or until a successor has been elected and qualified.

The Board unanimously recommends that you vote FOR the election of each of the eleven (11) nominees to the Board set forth below.

Set forth below is certain biographical information regarding the nominees as of March 26, 2013.

Name	Age	Position	Director Since
Carl C. Icahn	77	Non-Executive Chairman of the Board	2007
Sung Hwan Cho(3)	38	Director	2012
George Feldenkreis	77	Director	2008
Hunter C. Gary	38	Director	2012
Vincent J. Intrieri(1)	56	Director	2007
Rainer Jueckstock	53	Co-Chief Executive Officer and Director	2012
J. Michael Laisure(2)	61	Director	2008
Samuel J. Merksamer	32	Director	2010
Daniel A. Ninivaggi(3)	48	Director	2010
Neil S. Subin(2)	48	Director	2007
James H. Vandenberghe(4)	63	Director	2008

(1)	Chairman of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Compensation Committee
(4)	Chairman of the Audit Committee

Director Qualification Standards

We will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our stockholders. In evaluating candidates for nomination as a director of Federal-Mogul, the Board also considers other criteria, including current or recent experience as a senior executive of a public company or as a leader of another major complex organization; business and financial expertise; experience as a director of a public company; current or prior automotive industry experience; independence; and general criteria such as independent thought, practical wisdom and mature judgment. In addition, in composing a well-rounded board of directors, we look for those individuals who would bring a variety of complementary skills to allow formation of a board that possesses the appropriate skills and experience to oversee our business. One or more of our directors must possess the education or experience required to qualify as an audit committee financial expert. Listed below are our nominees and their biographies, and for each nominee, we summarize why that nominee has been chosen to serve on our Board.

Nominees

Carl C. Icahn

Mr. Carl C. Icahn has served as non-executive chairman of the Board since January 2008 and as a director since December 2007. Mr. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire Holding Corporation, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. From November 2004 to August 2007, Mr. Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion). Mr. Icahn has been: chairman of the board of CVR Refining GP, LLC, the general partner of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; chairman of the board of CVR Energy, Inc., an independent petroleum refiner and marketer of high value transportation fuels, since June 2012; chairman of the board of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; President and a member of the executive committee of XO Holdings, Inc., a competitive provider of telecom services, since September 2011, and chairman of the board and a director of its predecessors since January 2003; and chairman of the board and a director of American Railcar Industries, Inc., a railcar manufacturing company, since 1994. Mr. Icahn was previously: a director of WestPoint Home LLC, a home textiles manufacturer, from October 2005 until December 2011; a director of Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies, from July 1993 to July 2010; a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment, from May 2005 to January 2010; a director of Motricity Inc., a mobile data services provider, from April 2008 to January 2010; a director of Yahoo! Inc., a company that provides Internet services to users, advertisers, publishers and developers worldwide, from August 2008 to October 2009; a director of WCI Communities, Inc., a homebuilding company, from August 2007 to September 2009, and was chairman of the board of WCI Communities, Inc. from September 2007 to September 2009; a director of ImClone Systems Incorporated, a biopharmaceutical company, from September 2006 to November 2008, and was chairman of the board of ImClone Systems Incorporated from October 2006 to November 2008; chairman of the board of GB Holdings, Inc., which owned an interest in Atlantic Coast Holdings, Inc., the former owner and operator of The Sands Hotel and Casino in Atlantic City, from September 2000 to February 2007; chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005; and the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, Nevada, which, until February 2008, was a subsidiary of Icahn Enterprises L.P., from October 1998 to May 2004. Mr. Icahn received his B.A. from Princeton University.

The Board has concluded that Mr. Icahn should serve as a director and as the Chairman of the Board because of his significant business experience and leadership roles serving as a director in various companies noted above. Additionally, Mr. Icahn is uniquely qualified based on his history of creating value in companies across multiple industries. Mr. Icahn has proven to be a successful investor and business leader for more than 40 years.

Sung Hwan Cho

Mr. Cho has served as a director of the Company since May 2012. Mr. Sung Hwan Cho has been Chief Financial Officer of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion, since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises G.P. Inc. since October 2006. From 2004 to 2006, Mr. Cho served as Director of Finance for Atari, Inc., a publisher of interactive entertainment products. From 1999 to 2002, Mr. Cho served as Director of Corporate Development and Director of Product Development at Talk America, Inc., a telecommunications provider to small business and residential customers. From 1996 to 1999, he was an investment banker at Salomon Smith Barney in New York and Tokyo. Mr. Cho has been a director of: CVR Refining GP, LLC, the general partner of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; Icahn Enterprises G.P. Inc. since September 2012; CVR Energy, Inc., an independent petroleum refiner and marketer of high value transportation fuels, since May 2012; CVR GP, LLC, the general partner of CVR Partners LP, a nitrogen fertilizer company, since May 2012; XO Holdings, Inc., a competitive provider of telecom services, since August 2011; American Railcar Industries, Inc., a railcar manufacturing company, since June 2011; Take-Two Interactive Software Inc., a publisher of interactive entertainment products, since April 2010; WestPoint Home LLC, a home textiles manufacturer, since January 2008; PSC Metals Inc., a metal recycling company, since December 2006; and Viskase Companies, Inc., a meat casing company, since November 2006. CVR Refining GP, LLC, CVR Energy, Inc., CVR Partners LP, Federal-Mogul, XO Holdings, Inc., American Railcar Industries, Inc., WestPoint Home LLC, PSC Metals Inc. and Viskase Companies, Inc. each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Take-Two Interactive Software Inc. through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business.

The Board has concluded that Mr. Cho should serve as a director due to his extensive experience providing strategic advice and guidance to the companies listed above and his financial expertise.

George Feldenkreis

Mr. Feldenkreis has served as a director of the Company since February 2008. Mr. Feldenkreis founded Perry Ellis International, Inc. (“Perry Ellis”), a designer, distributor and licensor of apparel and accessories for men and women, in 1967. He has been involved in all aspects of the operations of Perry Ellis since that time and served as president and a director of Perry Ellis until February 1993, at which time he was elected chairman of the board and chief executive officer. Prior to founding Perry Ellis, he founded Carfel, Inc. (“Carfel”), a major distributor of automatic transmission parts, standard clutch parts and timing components to the aftermarket, where he served as president until its sale in 2001. He is a member of the board of directors of the Greater Miami Jewish Federation, a trustee of the Simon Wiesenthal Board, a member of the board of directors of the American Apparel and Footwear Association and is a trustee of the University of Miami.

The Board has concluded that Mr. Feldenkreis should serve as a director because of his entrepreneurial vision and corporate experience gained when founding and operating companies with international operations. His tenure as the chief executive officer of Perry Ellis and automotive aftermarket experience with Carfel enables him to understand the complex business and financial issues that our Company may face and provide strategic insight to the Board and Company leadership.

Hunter C. Gary

Mr. Gary has served as a director of the Company since October 2012. Mr. Gary has served as Senior Vice President of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) since November 2010. Prior to that time, Mr. Gary was employed by Icahn Associates Corporation, an affiliate of Icahn Enterprises L.P., in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC (now known as Insight Portfolio Group LLC). From 1997 to 2002, Mr. Gary worked at Kaufhof Warenhaus AG, a subsidiary of the Metro Group AG, most recently as a Managing Director. Mr. Gary has been a director of: Viskase Companies Inc., a meat casing company, since August 2012; PSC Metals Inc., a metal recycling company, since May 2012; XO Holdings, Inc., a competitive provider of telecom services, since September 2011; Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; Tropicana Entertainment Cayman Holdings Co. Ltd. since January 2011; American Railcar Industries, Inc., a railcar manufacturing company, since January 2008; Motricity Inc., a mobile data services provider, since October 2007; and WestPoint Home LLC, a home textiles manufacturer, since June 2007. Federal-Mogul, Viskase Companies Inc., PSC Metals Inc., XO Holdings, Inc., Tropicana Entertainment Inc., Tropicana Entertainment Cayman Holdings Co. Ltd., American Railcar Industries, Inc. and WestPoint Home LLC each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Motricity Inc. through the ownership of securities. Additionally, Mr. Gary is married to Mr. Carl Icahn’s wife’s daughter. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business.

The Board has concluded that Mr. Gary should serve as a director because of his business experience with the companies listed above and his financial expertise.

Vincent J. Intrieri

Mr. Intrieri has served as a director of the Company since December 2007. Mr. Intrieri has been employed by Icahn related entities since October 1998 in various investment related capacities. Since January 2008, Mr. Intrieri has served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. In addition, since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP, entities through which Mr. Icahn invests in securities. Mr. Intrieri has been a director of: CVR Refining GP, LLC, the general partner of CVR Refining, LP, an independent downstream energy limited partnership, since

January 2013; Navistar International Corporation, a truck and engine manufacturer, since October 2012; Chesapeake Energy Corporation, an oil and gas exploration and production company, since June 2012; and CVR Energy, Inc., an independent petroleum refiner and marketer of high value transportation fuels, since May 2012. Mr. Intrieri was previously: a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) from July 2006 to September 2012, and was Senior Vice President of Icahn Enterprises G.P. Inc. from October 2011 to September 2012; a director of Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services, from March 2011 to September 2012; chairman of the board and a director of PSC Metals Inc., a metal recycling company, from December 2007 to April 2012; a director of Motorola Solutions, Inc., a provider of communication products and services, from January 2011 to March 2012; a director of XO Holdings, Inc., a competitive provider of telecom services, from February 2006 to August 2011; a director of National Energy Group, Inc., a company that was engaged in the business of managing the exploration, production and operations of natural gas and oil properties, from December 2006 to June 2011; a director of American Railcar Industries, Inc., a railcar manufacturing company, from August 2005 until March 2011, and was a Senior Vice President, the Treasurer and the Secretary of American Railcar Industries, Inc. from March 2005 to December 2005; a director of WestPoint Home LLC, a home textiles manufacturer, from November 2005 to March 2011; chairman of the board and a director of Viskase Companies, Inc., a meat casing company, from April 2003 to March 2011; a director of WCI Communities, Inc., a homebuilding company, from August 2008 to September 2009; a director of Lear Corporation, a global supplier of automotive seating and electrical power management systems and components, from November 2006 to November 2008; and President and Chief Executive Officer of Philip Services Corporation, an industrial services company, from April 2005 to September 2008. CVR Refining GP, LLC, CVR Energy, Inc., Federal-Mogul, PSC Metals Inc., XO Holdings, Inc., National Energy Group, Inc., American Railcar Industries, Inc., WestPoint Home LLC, Viskase Companies, Inc. and Philip Services Corporation each are or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a non-controlling interest in Navistar International Corporation, Chesapeake Energy Corporation, Dynegy Inc., Motorola Solutions, Inc., WCI Communities, Inc. and Lear Corporation through the ownership of securities. Mr. Intrieri graduated in 1984, with Distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting. Mr. Intrieri was a certified public accountant.

The Board has concluded that Mr. Intrieri should serve as director of the Company because of his significant experience and leadership roles serving as a director of various companies noted above. In particular, his experience as a director in Icahn Capital LP, WestPoint Home LLC, PSC Metals Inc., American Railcar Industries, Inc., and Viskase Companies, Inc., enables him to understand the complex business and financial issues that our Company may face.

Rainer Jueckstock

Mr. Jueckstock has served as Co-Chief Executive Officer and a director of the Company and Chief Executive Officer of the Powertrain Segment since April 2012. Mr. Jueckstock joined the Company in 1990, and has served as senior vice president, powertrain energy; senior vice president, powertrain operations; senior vice president, pistons, rings and liners; vice president, rings and liners; operations director, piston rings, Europe; and managing director of the Friedberg, Germany operation. He also was sales director for rings and liners, Europe; finance controller in Burscheid, Germany; and finance manager in Dresden, Germany. Since February 2013, Mr. Jueckstock also serves on the board of directors of PLEXUS Corp.

The Board has concluded that Mr. Jueckstock should serve as a director because of his global automotive industry experience and leadership in the roles described above, including his significant experience with the Company.

J. Michael Laisure

Mr. Laisure has served as a director of the Company since February 2008. Since August 2007, Mr. Laisure has served as the Chief Executive Officer of Fluid Routing Solutions, Inc. (“Fluid Routing”), an automotive supplier that designs and manufactures fluid and fuel handling systems, which was formerly known as Mark IV

Industries, Inc. Fluid Routing filed for bankruptcy protection under Chapter 11 in February 2009 and emerged from Chapter 11 in March 2009. Mr. Laisure served from December 2006 through July 2007 as President of Delco Remy, Inc., a manufacturer of starters, alternators and rotating electrics for the automotive, commercial vehicle and off-highway markets. Mr. Laisure has served as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, since January 2006. Since May 2005, Mr. Laisure has been consulting as an independent contractor for the automotive and industrial manufacturing space. Prior to this, he spent 32 years in various corporate accounting, sales, engineering and operational positions with Dana Corporation (“Dana”), a publicly held corporation that designs, manufactures and supplies vehicle components and technology, and its predecessors. Mr. Laisure served as president of Dana’s automotive systems group from March 2004 to May 2005. From December 2001 to February 2004, Mr. Laisure served as president of Dana’s engine and fluid management group and, from December 1999 to November 2001, he served as president of Dana’s fluid management group. Mr. Laisure received a B.A. in Accounting from Ball State University and an M.B.A. from Miami (Ohio) University, and has completed the Harvard University Advanced Management Program.

The Board has concluded that Mr. Laisure should serve as a director because of his global automotive industry experience and leadership roles in the various automotive companies noted above.

Samuel J. Merksamer

Mr. Merksamer has served as a director of the Company since September 2010. Mr. Merksamer is a Managing Director of Icahn Capital LP, a subsidiary of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion), where he has been employed since May 2008. Mr. Merksamer is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management, a hedge fund management company, where he focused on high yield and distressed investments. Mr. Merksamer has been a director of: CVR Refining GP, LLC, the general partner of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since November 2012; CVR Energy, Inc., an independent petroleum refiner and marketer of high value transportation fuels, since May 2012; American Railcar Industries, Inc., a railcar manufacturing company, since June 2011; Viskase Companies, Inc., a meat casing company, since January 2010; and PSC Metals Inc., a metal recycling company, since March 2009. Mr. Merksamer was previously a director of Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services, from March 2011 to September 2012. CVR Refining GP, LLC, CVR Energy, Inc., American Railcar Industries, Inc., Federal-Mogul, Viskase Companies, Inc. and PSC Metals Inc. are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Dynegy Inc. through the ownership of securities. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002.

The Board has concluded that Mr. Merksamer should serve as a director because of his significant experience and leadership roles serving as a director in various companies noted above and his financial expertise.

Daniel A. Ninivaggi

Mr. Ninivaggi has served as a director of the Company since March 2010. Mr. Ninivaggi has served as President of Icahn Enterprises L.P. and its general partner, Icahn Enterprises G.P. Inc., since April 2010, as its Principal Executive Officer, or chief executive, since August 2010, and as a director since March 2012. Icahn Enterprises is a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion. From 2003 until July 2009, Mr. Ninivaggi served in a variety of executive positions at Lear Corporation, a global supplier of automotive seating and electrical power management systems and components, including as General Counsel from 2003 to 2007, as Senior Vice President from 2004 until 2006, and most recently as Executive Vice President and Chief Administrative Officer from 2006 to 2009. Lear Corporation filed for bankruptcy in July 2009 and emerged in November 2009. Prior to joining Lear Corporation, from 1998 to 2003, Mr. Ninivaggi was a partner with the law firm of Winston & Strawn LLP, specializing in corporate finance, mergers and acquisitions, and corporate governance. Mr. Ninivaggi also served as Of Counsel to Winston & Strawn LLP from July 2009 to March 2010. Mr. Ninivaggi has been a director of: CVR Refining GP, LLC, the general partner of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; CVR Energy, Inc., an independent petroleum refiner and marketer of high value transportation fuels, since May 2012; CVR GP, LLC, the general partner of CVR Partners LP, a nitrogen fertilizer company, since May 2012; Viskase Companies, Inc., a meat casing company, since June 2011; and XO Holdings, Inc., a competitive provider of telecom services, since August 2010. From January 2011 to May 2012, Mr. Ninivaggi served as the Interim President and Interim Chief Executive Officer, and since January 2011, he has served as a director, of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts. Mr. Ninivaggi was previously a director of: Motorola Mobility Holdings, Inc., a provider of mobile communication devices, video and data delivery solutions, from December 2010 to May 2012; and CIT Group Inc., a bank holding company, from December 2009 to May 2011. CVR Refining GP, LLC, CVR Energy, Inc., CVR GP, LLC, Viskase Companies, Inc., XO Holdings, Inc., Federal-Mogul and Tropicana Entertainment Inc. are each indirectly controlled by Carl C. Icahn. Mr. Icahn previously had interests in Motorola Mobility Holdings, Inc. and CIT Group Inc. through the ownership of securities. Mr. Ninivaggi received a B.A. in History from Columbia University in 1986, a Masters of Business Administration from the University of Chicago in 1988 and a J.D. from Stanford Law School in 1991.

The Board has concluded that Mr. Ninivaggi should serve as a director because of his experience as chief executive of a diversified holding company engaged in numerous industries, his experience as a director of various public companies and his background in the automotive industry.

Neil S. Subin

Mr. Subin has served as a director of the Company since December 2007. Mr. Subin founded and is Chairman of Broadbill Investment Partners LP, a private investment fund, since 2011. Prior to forming Broadbill Investment Partners, LP, Mr. Subin founded and was managing director and president of Trendex Capital Management, a private investment fund, since 1991. Prior to forming Trendex Capital Management, Mr. Subin was a private investor from 1988 to 1991 and was an associate with Oppenheimer & Co. from 1986 to 1988. Mr. Subin also serves on the board of directors of the following companies: Primus Telecommunications Group, Inc.; Hancock Fabrics, Inc.; Institutional Financial Markets, Inc.; and Phosphate Holdings, Inc.

The Board has concluded that Mr. Subin should serve as a director because of his financial acumen and ability to identify intrinsic value in companies other investors may overlook. In addition, his leadership skills and prior experience enables him to understand the complex business and financial issues that our Company may face and guide the Company to effectively respond to such challenges.

James H. Vandenberghe

Mr. Vandenberghe has served as a director of the Company since February 2008. Mr. Vandenberghe was vice chairman of Lear Corporation, a supplier of automotive systems and components until May 2008. He had been affiliated with Lear Corporation and its predecessor companies for 35 years and was named vice chairman in November 1998. Mr. Vandenberghe earned a bachelor’s degree in business administration from Western Michigan University, and a master’s degree in business administration from Wayne State University. Mr. Vandenberghe sits on the board of trustees for the College for Creative Studies, the board of visitors for the Wayne State University School of Business, and the board of directors for DTE Energy Company.

The Board has concluded that Mr. Vandenberghe should serve as a director because of his significant global automotive industry experience and leadership roles as an executive officer at Lear Corporation. Mr. Vandenberghe’s long term involvement in addressing financial and accounting issues throughout his career enables him to understand the complex business and financial issues that our Company may face.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 2)

In accordance with the annual frequency adopted by our stockholders at our 2011 annual meeting and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with a vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay” vote.

As disclosed in the Compensation Discussion and Analysis, the Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. The goals of the Company’s executive compensation program are to:

•	Attract and retain key leadership; and

•

Motivate leaders to perform in the interest of promoting the Company’s sustainable global profitable growth in order to create value and satisfaction for the Company’s stockholders, customers and employees.

Consistent with these goals and as disclosed in the Compensation Discussion and Analysis, the Compensation Committee has developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program featuring the following policies and practices:

•	Annual and long-term incentive plans that incentivize management to generate sustainable global profit growth as measured by certain performance objectives; and

•

Equity incentive plans that optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link the interests of the plan participants to those of the Company’s stockholders.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in the Company’s proxy statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that Federal-Mogul’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures).”

The “say-on-pay” vote is an advisory vote only, and therefore it will not bind the Company or our Board. However, our Board and our Compensation Committee may consider the voting results when making future decisions regarding executive compensation.

The Board unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of its named executive officers as disclosed in this proxy statement.

CORPORATE GOVERNANCE

Director Independence and Controlled Company Status

Our common stock is listed on the NASDAQ Global Select Market, and NASDAQ’s standards and definitions relating to director independence apply to us. Our Board has determined that four of our current directors, Messrs. Feldenkreis, Laisure, Subin and Vandenberghe, each of whom is also a nominee for director at the Annual Meeting, are independent under these standards and definitions. Each of Messrs. Cho, Gary, Intrieri, Merksamer and Ninivaggi are employed by and/or otherwise affiliated with Mr. Icahn or entities controlled by Mr. Icahn, Mr. Jueckstock is our current Co-Chief Executive Officer and Mr. Alapont, who retired effective March 31, 2012, is our former President and Chief Executive Officer. Our Board considered several factors in determining that Messrs. Feldenkreis, Laisure, Subin and Vandenberghe are independent. The Board did not assign any particular weight or importance to any single factor but rather considered them as a whole. After considering all relevant information, our Board concluded that none of Messrs. Feldenkreis, Laisure, Subin and Vandenberghe had any relationship that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and that each of them satisfied NASDAQ’s standards and definitions for independence.

From February 25, 2008, and through the date of this proxy statement, Mr. Icahn, our principal beneficial stockholder and the chairman of our Board, controlled more than 50% of the voting power of our common stock. See “Security Ownership of Certain Beneficial Owners and Management” below. Consequently, we are a “controlled company” under applicable NASDAQ rules. Under these rules, a “controlled company” may elect not to comply with certain NASDAQ corporate governance requirements, including requirements that: (i) a majority of the Board consist of independent directors; (ii) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of officers be determined or recommended to the Board by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors.

We have elected to use these exemptions. As a result, (i) we do not have a majority of independent directors, (ii) we do not have a nominating committee or a nominating committee charter, and (iii) our Compensation Committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies.

Board of Directors’ Meetings and Committees

Our Board held ten (10) meetings during the fiscal year ended December 31, 2012. During 2012, each director attended at least 75% of the meetings of the Board and each committee on which they served except for Mr. Feldenkreis who attended 60% of the meetings of the Board.

All of our directors are invited to attend our annual meetings of stockholders, and in 2012, one director attended.

Our standing committees are our Audit Committee and our Compensation Committee. We have in the past and may in the future establish special committees under the direction of the Board when necessary to address specific issues.

Change in Accountants

As previously disclosed in the Company’s current report on Form 8-K filed with the SEC on August 15, 2012, the Audit Committee of the Board approved termination of the engagement of Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm for the Company effective August 9, 2012, and approved the appointment of Grant Thornton LLP (“Grant Thornton”), effective August 9, 2012, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Grant Thornton accepted the engagement on August 9, 2012.

The reports of Ernst & Young on the Company’s consolidated financial statements for the fiscal years ended December 31, 2011 and 2010 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with the audits of the Company’s financial statements for the fiscal years ended December 31, 2011 and 2010 and through August 9, 2012, there have been no “disagreements” (as such term is described in Item 304(a)(1)(iv) of Regulation SK) with Ernst & Young on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young would have caused Ernst & Young to make reference thereto in their reports on the consolidated financial statements for such years.

During the two most recent fiscal years and through August 9, 2012, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Ernst & Young with a copy of the foregoing disclosures and Ernst & Young furnished the Company with a letter addressed to the SEC stating that it agrees with the above statements. A copy of Ernst & Young’s letter dated August 16, 2012 was attached as Exhibit 16.1 to the Company’s amended current report on Form 8-K/A filed with the SEC on August 16, 2012.

During the Company’s fiscal years ended December 31, 2010 and 2011 and through August 9, 2012, neither the Company, nor anyone acting on its behalf, had consulted Grant Thornton regarding either (1) the application of accounting principles to a specific completed or proposed transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, nor did Grant Thornton provide either written or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (2) any matter that was either the subject of a “disagreement” (as such term is described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as such term is described in Item 304(a)(1)(v) of Regulation S-K).

Audit Committee

Our audit committee (“Audit Committee”) meets formally at least once every quarter and more often if necessary. Our Board has adopted a written charter for our Audit Committee. That charter conforms to applicable rules and regulations of the SEC and NASDAQ. A copy of the Audit Committee charter is publicly available on our web site at www.federalmogul.com under the heading “Company” and the sub-heading “Corporate Governance”.

Messrs. Vandenberghe, Laisure, and Subin are the members of our Audit Committee. Our Board has determined that Messrs. Vandenberghe, Laisure, and Subin each qualify as an “audit committee financial expert”, as defined by applicable SEC rules, and that they satisfy NASDAQ’s financial sophistication standards. Our Board has also determined that Messrs. Vandenberghe, Laisure, and Subin are “independent” under applicable SEC and NASDAQ rules and standards.

Our Audit Committee held five (5) meetings during the fiscal year ended December 31, 2012.

Audit Committee Report

The Audit Committee of the Board is responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and evaluating policies and procedures relating to internal accounting functions and controls. It also is responsible for oversight of “whistle-blowing” procedures, approving transactions with related persons and certain other compliance matters. As noted above, the Audit Committee is currently comprised of Messrs. Vandenberghe, Laisure, and Subin, each a non-employee director, and operates under a written charter which was last amended by our Board on July 29, 2009. Our Board has determined that all members of the Audit Committee are independent as defined in the NASDAQ Stock Exchange listing standards.

The Audit Committee members are neither professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the annual report on Form 10-K for the fiscal year ended December 31, 2012, as well as the report of management and the opinion thereon of Grant Thornton, Federal-Mogul’s independent registered public accounting firm for the year ended December 31, 2012, regarding Federal-Mogul’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has discussed with Grant Thornton the matters required to be discussed by the standards of by Statement on Auditing Standards No. 61 as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”), the rules of the SEC, and other applicable regulations, which include, among other items, matters related to the conduct of the audit of Federal-Mogul’s financial statements. The Audit Committee has also received written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence and has discussed with Grant Thornton its independence from Federal-Mogul.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Federal-Mogul’s audited financial statements be included in Federal-Mogul’s annual report on Form 10-K for the fiscal year ended December 31, 2012, and filed with the SEC on February 28, 2013.

This report is submitted by Messrs. Vandenberghe, Laisure, and Subin, being all of the members of the Audit Committee.

AUDIT COMMITTEE

James H. Vandenberghe, Chairman

J. Michael Laisure

Neil S. Subin

Compensation Committee

Messrs. Intrieri, Ninivaggi and Cho are the members of our compensation committee (“Compensation Committee”). Our Compensation Committee held six (6) meetings during the fiscal year ended December 31, 2012. As discussed above under “Director Independence and Controlled Company Status”, our Compensation Committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies and is not comprised of independent directors.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Summary of Director Compensation” and “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during the fiscal year ended December 31, 2012, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

Board Oversight of Risk Management

Our Board, primarily through the Audit Committee, oversees the Company’s risk management practices. Our directors are entitled to rely on management and the advice of the Company’s outside advisors and auditors, but must at all times have a reasonable basis for such reliance. Our directors rely on the Co-Chief Executive Officers and Chief Financial Officer to supervise the day-to-day risk management, each of whom provide reports directly to the Board and certain committees, as appropriate. Risks, threats and risk mitigation plans and philosophies are reported to our Co-Chief Executive Officers and Chief Financial Officer in weekly staff meetings. Any material risks reported to the Co-Chief Executive Officers are communicated to our Audit and Compensation Committees regularly and a formal presentation is made to the Audit Committee on an annual basis.

Risk Considerations in Our Compensation Program

Our management conducted a review of the Company’s material compensation policies and practices applicable to its employees, including its executive officers. Based on this review, the Compensation Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Our leadership structure separates the positions of Chairman of the Board (or Chairman) and Co-Chief Executive Officers. Mr. Carl C. Icahn serves as our Chairman and Mr. Rainer Jueckstock serves as our Co-Chief Executive Officer. Mr. Michael Broderick also serves as Co-Chief Executive Officer, but is not a member of our Board. The division of responsibilities between the Chairman and the Co-Chief Executive Officers is clearly defined. The Chairman is responsible for organizing the board of directors and setting its agenda and priorities. The Chairman does not participate in our day-to-day business operations. Messrs. Jueckstock and Broderick, as our Co-Chief Executive Officers, are directly charged with running our day-to-day operations and are accountable directly to the Board, including the Chairman, for our financial and operational performance. We believe that this leadership structure is appropriate as it enhances our corporate governance and Company oversight by clearly delineating responsibilities between the Co-Chief Executive Officers and Chairman.

Stockholder Communications with Directors

Stockholders may contact the Board of the Company by writing to it c/o Investor Relations, Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, Michigan 48033. All communications addressed to the Board will be delivered to the Board. If stockholders desire, they may contact individual members of the Board, our independent directors as a group, or a particular committee of the Board by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).

Code of Ethics

The Company has adopted the Federal-Mogul Corporation Financial Code of Ethics (the “Code of Ethics”), which applies to the Company’s Co-Chief Executive Officers, Chief Financial Officer, Controller and Chief Accounting Officer, other executive officers and certain members of the Company’s financial functions. The Code of Ethics is publicly available on the Company’s internet website at www.federalmogul.com. The Company intends to disclose any change to or waiver of the Code of Ethics, including any implicit waiver, on its website, or in a report on Form 8-K.

Director Nominations

Other than the qualities noted in the “Director Qualification Standards” section included in Proposal One above, we do not maintain a formal policy with respect to the review of potential nominees to our Board. All of our directors participate in the review of potential nominees to our Board for the qualities noted in the “Director Qualification Standards” section, as well as for diversity of experience, education, and talents. As a result of his control of a majority of our outstanding common stock, Mr. Icahn may control the election of all of the members of our Board. Our Board has therefore deemed it appropriate not to form a standing nominating committee because of the influence exercisable by Mr. Icahn in the nomination and in light of Mr. Icahn’s and the Board’s review of potential nominees.

The Board may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. If a stockholder wishes to recommend a candidate for director for election at the 2014 annual meeting of stockholders, it must follow the procedures described below in “Stockholder Proposals and Recommendations for Director”.

Director Compensation

As described more fully below, the following table summarizes the annual compensation for our non-employee directors during 2012.

2012 Director Compensation

Name	Fees Earned or Paid in Cash	All Other Compensation		Total
Carl C. Icahn	$0	$27,957	(1)	$27,957	(1)
Sung Hwan Cho	0	0		0
George Feldenkreis	51,500	0		51,500
Hunter C. Gary	0	0		0
Vincent J. Intrieri	0	0		0
J. Michael Laisure	62,500	0		62,500
Samuel J. Merksamer	0	0		0
Daniel J. Ninivaggi	0	0		0
David S. Schechter	0	0		0
Neil S. Subin	53,500	0		53,500
James H. Vandenberghe	83,768	0		83,768

(1)

Mr. Icahn, as Chairman of the Board of Federal-Mogul, received compensation in 2012 in the amount of $27,957, representing the incremental cost to Federal-Mogul of his personal use of the Federal-Mogul corporate aircraft. Mr. Icahn received no other compensation or fees from Federal-Mogul in 2012. The calculation of incremental cost for personal use of corporate aircraft includes the variable costs incurred as a result of personal flight activity which are comprised of a portion of ongoing maintenance and repairs, aircraft fuel, airport fees, catering, and fees and travel expenses for the flight crew. The personal use of the corporate aircraft by the Chairman and by the former President and Chief Executive Officer, Mr. Alapont, was approved by the Board and the Compensation Committee of Federal-Mogul.

Summary of Director Compensation

In 2012, non-employee directors (except Messrs. Icahn, Cho, Gary, Intrieri, Merksamer and Ninivaggi who do not receive fees for serving on the Board) were compensated with an annual retainer of $35,000; $1,500 for each Board meeting attended; and $1,000 for each committee meeting attended. In addition, the Chairman of the Audit Committee is paid an additional $20,000 per year. Directors are also reimbursed for their expenses incurred to attend meetings.

The Company has a policy which governs the use of Company aircraft and provides, among other things, that Company aircraft may be used by the Chairman of the Board and Co-Chief Executive Officers for personal use subject to certain restrictions. Use of the Company aircraft by the Chairman of the Board for personal travel was contingent upon the Chairman receiving no fees or other compensation for service on the Board or any committee of the Board and receipt of a written commitment from the Chairman agreeing not to receive any fees or compensation for such service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned by all persons known by the Company to own beneficially more than 5% of the Company’s common stock, the Company’s directors, the named executive officers, and the directors and officers as a group, as of March 26, 2013. The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

Name and address(1)	Beneficial Ownership(2)		Percent of Class
IEH FM Holdings, LLC	76,697,804	(3)	77.55%
Nineteen Eighty-Nine, LLC	5,864,455	(4)	5.93%
Deutsche Bank AG	6,158,050	(5)
José Maria Alapont
William S. Bowers	—		—
Jean Brunol	—		—
Sung Hwan Cho	—		—
Gérard Chochoy	—		—
George Feldenkreis	60,000		*
Hunter C. Gary	—		—
Alan Haughie	—		—
Carl C. Icahn	76,697,804	(6)	77.55%
Vincent J. Intrieri	—		—
Rainer Jueckstock	20,000
J. Michael Laisure	—		—
Samuel J. Merksamer	—		—
Daniel A. Ninivaggi	—		—
David S. Schechter	—		—
Neil S. Subin	—		—
James H. Vandenberghe	—		—
All directors and officers as a group, 25 persons	80,445,255		81.34%

*	Represents less than 1% of the outstanding common stock
(1)	Unless otherwise set forth in the following footnotes to the table, the address of each beneficial owner is c/o Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, Michigan 48033.
(2)

Beneficial ownership is determined in accordance with the rules of the SEC and includes options and warrants that are exercisable within 60 days of March 26, 2013. Percentages for each beneficial owner are based on 98,904,500 shares outstanding as of the close of business on March 26, 2013. Shares issuable upon exercise of outstanding options and warrants are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite such stockholder’s name.

(3)

Based solely upon information contained in a Schedule 13D/A No. 5 filed with the SEC on December 2, 2012, IEH FM Holdings, LLC, of which Icahn Enterprises Holdings L.P. is the sole member, has sole voting and dispositive power with respect to 76,697,804 shares of common stock. Icahn Enterprises G.P. Inc. is the general partner of Icahn Enterprises Holdings L.P. and Beckton Corp., which is 100% owned by Mr. Icahn, who is the sole stockholder of Icahn Enterprises G.P. Inc. The address for IEH FM Holdings, LLC is White Plains Plaza, 445 Hamilton Avenue—Suite 1210, White Plains, New York 10601.

(4)

Based solely upon information contained in a Schedule 13D/A No. 2 filed with the SEC on January 11, 2010, Nineteen Eighty-Nine, LLC (“1989”) states that it has the right to acquire 5,864,455 of the shares of common stock held by IEH FM Holdings, LLC. 1989 has no power to vote or to direct the vote or direct the disposition of any shares of the Company’s common stock. The address for 1989 is 301 Commerce Street, Suite 3200, Fort Worth, Texas 76102.

(5)

Based solely upon information contained in a Schedule 13G filed with the SEC on February 8, 2008, Deutsche Bank AG has sole voting and dispositive power with respect to 6,158,050 shares of the Company’s common stock. Deutsche Bank AG’s beneficial ownership includes 5,923,025 shares of common stock held of record by Deutsche Bank Securities Inc. and 235,025 shares of common stock held of record by Deutsche Bank AG, London Branch. Deutsche Bank Securities Inc. and Deutsche Bank AG, London Branch are subsidiaries of Deutsche Bank AG. The address for Deutsche Bank AG is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany.

(6)	Mr. Icahn may be deemed to be the indirect beneficial owner of 76,697,804 shares of common stock owned by IEH FM Holdings, LLC. See footnote (3) above.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee oversees Federal-Mogul’s executive compensation programs. As noted previously in this proxy statement, Federal-Mogul is a “controlled company” under applicable NASDAQ rules and is not required to have a Compensation Committee composed solely of independent directors. The current members of the Compensation Committee are Messrs. Intrieri, Ninivaggi and Cho, all of whom are employees of companies controlled by our Chairman and principal beneficial stockholder, Mr. Carl C. Icahn.

Named Executive Officers

Our named executive officers for 2012 are:

Rainer Jueckstock - Chief Executive Officer, Powertrain Segment

Michael Broderick - Chief Executive Officer, VCS Segment

Alan Haughie - Senior Vice President and Chief Financial Officer

William S. Bowers - Senior Vice President, Sales and Marketing

Gérard Chochoy - Senior Vice President, Powertrain Sealing and Bearings

Rene Dalleur - Senior Vice President, Special Projects

José Maria Alapont - Former President and Chief Executive Officer

Compensation Philosophy and Objectives

The Company’s management and the Compensation Committee believe that an executive’s total compensation package should attract and retain key leadership to Federal-Mogul and motivate those leaders to perform in the interest of promoting the Company’s sustainable global profitable growth in order to create value and satisfaction for our stockholders, customers, and employees.

The Compensation Committee reviews and approves the compensation of the named executive officers of the Company. This involves a review of all major compensation elements, including: base salary, annual incentive, long-term incentive, and benefits beyond those normally provided to salaried employees. The Company compensates its executive officers with these elements in order to be competitive in its industry and in the global search for management talent. Each of our major compensation elements is summarized below. The elements are intended to retain and recruit senior leadership with global business experience.

Element:	This Element Rewards:	Reason for Paying this Element:	Factors that Determine the Level of this Element:	Relationship Between Elements:
Base Salary	Experience, knowledge, leadership and level of responsibility.	Provides a fixed level of compensation to promote stability and enhance retention.	Experience, performance and internal equity with a premium for global experience.	May be adjusted to reflect global skills and market competitive long-term incentives. Other pay elements, such as annual incentives and automobile allowances, are set as a percentage of base salary.

Element:	This Element Rewards:	Reason for Paying this Element:	Factors that Determine the Level of this Element:	Relationship Between Elements:
Annual Incentives	Achievement of business goals of Operational EBITDA, Cash Flow Before Interest and Financing, Value Cash Flow, Employee Safety and Quality, reduction in Sales, General and Administrative expenses, and Productivity and Restructuring.(1)	Provides financial rewards for the achievement of financial goals and other Company goals that are determined to be critical to the success of the Company.	Experience, performance, job scope and internal equity.	May be adjusted to achieve a balance between annual and long-term incentives.
Long-Term Incentives	Achievement of business goals of Operational EBITDA, Value Cash Flow, New Business Bookings and Return on Tangible Assets.(1)	Provides financial rewards for driving the long-term success of the Company and aligns the interests of our executives with those of our stockholders.	Vary by job scope and internal equity.	May be adjusted to achieve a balance between annual and long-term incentives.
Other Benefits (e.g. tax preparation, automobile allowances)	Retention of senior executive leadership.	Provides competitive total compensation package that is designed to attract and retain high quality members of management.	Job scope and internal equity.	The Company’s compensation philosophy for salaried employees is to provide consistent and competitive benefits packages for individuals with a similar job scope.

(1)	Capitalized terms are defined below.

Compensation Setting Process

In March 2012, the Board decided to modify the Company’s corporate structure and created two separate operating segments. The powertrain segment (the “Powertrain Segment”) focuses on original equipment products for vehicle, heavy duty and industrial applications. The vehicle component solutions segment (the “VCS Segment”) sells and distributes a broad portfolio of products in the global aftermarket while also servicing original equipment manufacturers with vehicle products including brake, friction, wipers and other vehicle components.

The Chief Executive Officer, each for his respective segment, is involved in the determination of salary levels for the other named executive officers and the review of their compensation elements with the Compensation Committee. Because of the segmentation of the business, the Compensation Committee did not adopt a formal bonus plan for 2012. In prior years, the Compensation Committee adopted both a Management Incentive Plan (“MIP”) and a Management Incentive Plan Uplift (“MIP Uplift”). While the MIP and MIP Uplift were not adopted by the Compensation Committee for 2012, the Compensation Committee did review the Company’s performance using the same criteria used in 2011 and in prior years and, using its discretion, the Compensation Committee awarded certain discretionary bonuses and certain additional uplift bonuses to select named executive officers.

The Compensation Committee receives assistance from the Company’s corporate human resources department and may, from time to time, solicit advice from outside consultants in determining compensation amounts and standards. The consultant may perform general compensation and actuarial consulting for the Company. The Compensation Committee has the authority to select legal, compensation, accounting or other consultants as it deems necessary to advise it.

Compensation Consulting

In 2012, the Company retained Towers Watson to provide general compensation, consulting and pension (including other post-employment benefit) actuarial services. Towers Watson was paid $48,159 for general global employee compensation consulting, and $594,725 for pension and post-employment benefit actuarial services and consulting.

Elements of Compensation

Base Salary

José Maria Alapont, who served as our President and Chief Executive Officer until March 31, 2012, had an annual base salary as set by his employment agreement at $1,500,000. Rainer Jueckstock, who became Chief Executive Officer of the Powertrain Segment on April 1, 2012, has an annualized base salary of $600,000 as set by his employment agreement. On June 25, 2012, Michael Broderick was hired as Chief Executive Officer of the VCS Segment. Mr. Broderick’s annualized base salary is $475,000. Messrs. Jueckstock and Broderick are Co-Chief Executive Officers who individually report directly to the Board.

Other named executive officer base salaries are set by the Compensation Committee based upon job scope and skill review. On April 11, 2012, the Compensation Committee approved the following increases to the base salaries of our named executive officers: Mr. Haughie, from $400,000 to $412,000; Mr. Bowers, from $416,000 to $435,000; Mr. Chochoy, from €340,000 to €353,600; and Mr. Dalleur, from €335,000 to €345,000.

When determining base salaries for the named executive officers, the Company and the Compensation Committee look to the degree of experience and talent the executive brings to the Company. As a global original equipment and replacement parts manufacturer and distributor, the Company actively recruits and seeks to hire executives with significant multi-national and multi-lingual expertise.

Annual Incentive Program

Due to the segmentation of the business, the Compensation Committee did not adopt a formal bonus plan for 2012. The Compensation Committee did review the Company’s performance using the same criteria used in 2011 and in prior years under the MIP and MIP Uplift (as described below), and using its discretion, the Compensation Committee awarded certain discretionary bonuses and additional uplift bonuses to select named executive officers. In particular, the Compensation Committee reviewed certain non-financial criteria, such as Employee Safety and Quality and New Business Bookings when determining the bonus awards.

For Mr. Jueckstock and Mr. Haughie, one-half of the total granted amounts will be paid on December 31, 2013. The remaining one-half will be paid on December 31, 2014.

Prior to 2012, all of the named executive officers and approximately 1,600 salaried employees globally participated in an annual incentive program called the Management Incentive Plan, or MIP. In addition, all of the named executive officers, and approximately 240 salaried employees globally, participated in the MIP Uplift.

The key objective of the MIP was to incentivize management to generate sustainable global profitable growth as measured by:

•

Operational EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains or losses on the sales of businesses, the expense associated with U.S.-based funded pension plans, and other post-employment benefit curtailment gains.

•

Cash Flow Before Interest and Financing, which is defined as net cash provided by operating activities less net cash used by investing before the deduction of interest paid, net of interest received per the Form 10-K statement of cash flows, and notes to the accounts.

•	Value Cash Flow, which is defined as Operational EBITDA less capital spending.

•	Productivity and Restructuring, which is measured by non-volume related cost changes as reported in the Form 10-K.

•	Sales, General and Administrative (“SG&A”), which is measured by level of SG&A reductions outlined in the budget.

•

Employee Safety and Quality, which is defined as: (i) achievement of world class safety standards as measured by incident rates within our facilities; and (ii) achievement of world class quality standards as measured by defects per million parts.

The key objective of the MIP Uplift was also to incentivize management to generate sustainable global profitable growth as measured by four objectives:

•	Operational EBITDA, as defined above.

•	Value Cash Flow, as defined above.

•	New Business Bookings, which is defined as the total dollar value over the program life of awarded future business in a calendar year.

•

Return on Tangible Assets, which is defined as Operational EBITDA (as defined above) for the year divided by average Assets over the Company’s five most recent quarters. “Assets” is defined as total assets per the consolidated balance sheet excluding intangible assets, cash and equivalents.

Stock Appreciation Rights

Awards to our named executive officers under the MIP Uplift program are partially granted in the form of stock appreciation rights (“SARs”). Such grants are made under the Federal-Mogul 2010 Stock Incentive Plan (the “SIP”), which was approved by the Board on February 22, 2010 and by our stockholders on May 26, 2010. The objective of the SIP is to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s objectives and that link the interests of the SIP participants to those of the Company’s stockholders. The SIP provides for the grant of many different types of awards and therefore is intended to provide flexibility to the Company to motivate, attract and retain those who make significant contributions to the Company’s success.

2013 Stock Appreciation Rights

Because the Company did not adopt a MIP Uplift program in 2012, no SARs were awarded in 2013 based on 2012 performance.

2012 Stock Appreciation Rights

The Board decided that the use of performance-related SARs would be most closely aligned with the interests of stockholders in 2012. On February 27, 2012, the Board granted the named executive officers other than Mr. Broderick and Mr. Alapont, and certain other members of management, SARs based on the Company’s 2011 performance. Of the amount earned under the MIP Uplift program in 2012 based on 2011 performance, 75% of the achieved amount was converted to SARs using a Black-Scholes calculation. The SARs were granted to the named executive officers on February 27, 2012. The remaining 25% was paid to the participants in cash in two portions. One-half was paid within the first two and one-half months of 2012, and the remaining portion, plus interest, was paid within the first two and one-half months of 2013.

2011 Stock Appreciation Rights

On February 22, 2011, the Board granted SARs to the named executive officers under the 2011 MIP Uplift program based on the Company’s 2010 performance and generally on the same terms as described in “2012 Stock Appreciation Rights” above. One-half of the 2011 grant was paid within the first two and one-half months of the 2011 grant, and the remaining portion, plus interest, was paid within the first two and one-half months of 2012.

Long-Term Incentive Program

Long-term incentive grants to our named executive officers are generally made under the Federal-Mogul 2010 Stock Incentive Plan (the “SIP”), which was approved by the Board on February 22, 2010 and by our stockholders on May 26, 2010. The objective of the SIP is to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link the interests of the SIP participants to those of the Company’s stockholders. The SIP provides for the grant of many different types of awards and therefore is intended to provide flexibility to the Company to motivate, attract and retain those who make significant contributions to the Company’s success.

The Company did not grant any long-term incentive awards to our named executive officers in 2012 other than the performance unit award to Mr. Broderick described below.

Mr. Broderick’s Cash-Settled Performance Unit Award

Mr. Broderick was hired in June 2012 and, in accordance with his employment contract, provided the opportunity to receive a cash payment in 2016 and 2017 reflecting the growth in value of the VCS Segment from his date of hire until December 31, 2015 and December 31, 2016 respectively. This opportunity was based on 1.25% of the value of the VCS Segment’s growth from June 2012 until December 2015 and December 2016, respectively, or, if earlier, upon a Change in Control (as defined in his employment agreement). One-half (50%) of this award is earned and vested on December 31, 2015 and the remaining 50% is earned and vested on December 31, 2016. In no event will the award exceed $10 million in 2015 or in 2016. The maximum benefit over those two years is capped at $20 million.

Mr. Alapont’s Stock Option Grant

On February 2, 2005, Federal-Mogul Corporation, a Michigan corporation and the predecessor company prior to the Company’s emergence from bankruptcy (the “Predecessor Company”), entered into a five-year employment agreement with José Maria Alapont, effective March 23, 2005. Pursuant to such agreement, Mr. Alapont was appointed as the Predecessor Company’s president and chief executive officer. In connection with this agreement, it was agreed that the Company would grant to Mr. Alapont stock options equal to at least 4% of the value of the Company at the reorganization date (the “Employment Agreement Options”). The Employment Agreement Options vested ratably over the life of the employment agreement, such that one-fifth of the Employment Agreement Options would vest on each anniversary of the employment agreement effective date.

Additionally, one-half of the Employment Agreement Options had an additional feature allowing for the exchange of one-half of the options for shares of stock of the Company, at the exchange equivalent of four options for one share of common stock. The Employment Agreement Options without the exchange feature are referred to herein as “plain vanilla options” and those Employment Agreement Options with the exchange feature are referred to as “options with exchange.”

On December 27, 2007 (the “Effective Date”), and in accordance with the Fourth Amended Joint Plan of Reorganization for Debtors and Debtors-in-Possession (as modified) (the “Plan of Reorganization”), the Company granted to Mr. Alapont stock options to purchase 4,000,000 shares of common stock at an exercise price of $19.50 (the “Granted Options”). Pursuant to that certain Stock Option Agreement dated as of the Effective Date between the Company and Mr. Alapont (the “Initial CEO Stock Option Agreement”), the Granted Options did not have an exchange feature. In lieu of the “options with exchange” feature under the Employment Agreement Options, the Company entered into a deferred compensation agreement with Mr. Alapont, intended to be the economic equivalent of the options with exchange (the “Deferred Compensation Agreement”). Under the terms of the Deferred Compensation Agreement, also dated as of December 27, 2007, as amended and restated, Mr. Alapont was entitled to certain distributions of common stock, or, at the election of Mr. Alapont, certain distributions of cash upon certain events as set forth in the Deferred Compensation Agreement. The amount of the distributions was to be equal to the fair value of 500,000 shares of common stock, subject to certain adjustments and offsets, determined as of the first to occur of (1) the date on which Mr. Alapont’s employment with the Company terminates, (2) March 23, 2010, the date of expiration of Mr. Alapont’s employment agreement with the Company, (3) Mr. Alapont’s death, (4) the date Mr. Alapont becomes disabled (as defined for purposes of Section 409A of the Internal Revenue Code), (5) at the election of Mr. Alapont, a change in control (as defined for purposes of Section 409A of the Internal Revenue Code), or (6) the occurrence of an unforeseeable emergency (as defined for purposes of Section 409A of the Internal Revenue Code).

On February 14, 2008, the Company entered into that certain Amendment No. 1 to the Initial CEO Stock Option Agreement (the “Amendment”). Pursuant to the Amendment, the exercise price for the option was increased to $29.75 per share. The Initial CEO Stock Option Agreement, as amended, was cancelled on February 15, 2008, by mutual written agreement of the Company and Mr. Alapont. On February 15, 2008, subject to obtaining the approval of the Company’s stockholders, the Company entered into a new stock option agreement with Mr. Alapont (the “New CEO Stock Option Agreement”). The New CEO Stock Option Agreement granted Mr. Alapont a non-transferable, non-qualified option (the “CEO Option”) to purchase up to 4,000,000 shares of the Company’s common stock subject to the terms and conditions described below. The exercise price for the CEO Option was $19.50 per share, which was at least equal to the fair market value of a share of the Company’s common stock on the date of grant of the CEO Option. In no event could the CEO Option be exercised, in whole or in part, after December 27, 2014. The New CEO Stock Option Agreement provides for vesting as follows: 40% of the shares of common stock subject to the CEO Option were vested at the time of the grant and an additional 20% of the shares of common stock subject to the CEO Option vested on each of March 23, 2008; March 23, 2009; and March 23, 2010. The CEO Option was fully vested as of March 23, 2010. These transactions were undertaken to comply with Internal Revenue Code Section 409A in connection with the implementation of Mr. Alapont’s employment agreement. The grant of the CEO Option was approved by the Company’s stockholders effective July 28, 2008 to comply with Internal Revenue Code Section 162(m).

On March 23, 2010, we amended and restated the CEO Option (the “Restated Stock Option Agreement”) to clarify certain provisions. The Restated Option Agreement also provides that the Company, acting through the Compensation Committee, has the right in connection with any exercise of the CEO Option, to cash out all or part of the portion of the shares of common stock for which the CEO Option was being exercised by paying Mr. Alapont an amount in cash equal to the excess of the fair market value of the common stock, determined as of the date of exercise of the CEO Option, over the option exercise price times the number of shares of common stock for which the CEO Option is being exercised on such exercise date (“Cash Out Right”). If the Compensation Committee did not exercise in whole the Cash Out Right within one business day of receipt of notice of exercise of the CEO Option, then the CEO Option (or portion thereof) would have been exercised in the amount and manner specified in such notice.

The main assumptions and related option-pricing models used by the Company along with the accounting expense information are reported in Footnote 18 in Item 8 of the Company’s annual report on Form 10-K for the year ended December 31, 2012.

In connection with Mr. Alapont’s retirement (as further described below), on March 31, 2012, the Company and Mr. Alapont entered into a retirement and consulting agreement (the “Retirement Agreement”). Mr. Alapont’s Retirement Agreement provides that in accordance with the terms of Mr. Alapont’s Restated Stock Option Agreement, all outstanding stock options that Mr. Alapont held immediately after March 31, 2012 could be exercisable by Mr. Alapont until and including June 29, 2012, after which the Restated Stock Option Agreement would terminate and all such options would terminate and may no longer be exercised by Mr. Alapont.

Other Benefits

The named executive officers participate in various U.S. and non-U.S. benefit programs as described below.

Retirement Plans

The Company maintains certain retirement benefit plans for all U.S.-based salaried employees, including a defined benefit pension plan and a 401(k) plan. The U.S. defined benefit pension plan was frozen to all participants effective December 31, 2012.

In addition, the Company maintains certain retirement benefit plans for all salaried employees in a particular country. The Company also provides the plans listed below to key executive officers to recruit and retain professional and executive talent. In addition, these retirement plans provide income security to long serving executives. We believe these programs to be reasonable and appropriate in light of competitive practices and our executives’ total compensation program. None of the plans described in the table below are U.S. tax-qualified plans.

Retirement Plan	Eligible Participants	Plan Benefit
Personal Retirement Account Supplemental Executive Retirement Plan (“PRA SERP”)	Employees who exceed the U.S. - mandated compensation limit for tax-qualified plans, including Mr. Haughie and Mr. Bowers. As of January 1, 2009, Mr. Alapont ceased to accrue further credits under this plan. In accordance with his employment agreement, Mr. Jueckstock does not participate in the PRA SERP.	Annual credits range from 1.5% to 9.0% of eligible earnings above the $250,000 government compensation limit for tax-qualified plans, plus interest. Consistent with the freezing of the U.S. defined benefit plan the PRA SERP was also frozen as of December 31, 2012.
Key Executive Pension Plan (“KEY Plan”)	Mr. Alapont: In accordance with his employment agreement dated March 23, 2010; this benefit was frozen as of March 23, 2010 other than for actuarial adjustments related to reductions for retirement prior to age 62.	This plan accrues for a target income replacement level from all Company sponsored plans of up to a maximum of 50% of final average income (base salary and bonus) assuming the executive has attained age 62 and assuming he has earned 20 years of benefit service. The benefit is reduced for retirement earlier than age 62 as described in the KEY Plan. Mr. Alapont began receiving an annuity payment under this plan as of October 1, 2012.
French executive defined benefit plan (“Retraite Additive”)	Designated senior French executives, including Mr. Chochoy.	This plan accrues for a target income replacement of 5% of final average eligible compensation, regardless of years of service.
German pension plan	Management non-tariff employees in Germany. Mr. Jueckstock, a native of Germany, participates in a defined contribution schedule under the German Pension Plan; however, annual contributions on his behalf are capped at 100,000 Euros.	Contributions are calculated based on annual salary, excluding bonuses. Contributions are a percentage ranging from 0.3% to 0.5% of the base salary below the ceiling of the statutory pension contribution plus 1.2% to 1.5% of the base salary above the ceiling of the statutory pension contribution, per year of service.
Aubange, Belgium pension plan	A defined benefit plan that covers employees of the Aubange, Belgium facility.	Plan payout is a lump sum benefit based on pay and years of service. The Company and the employees contribute toward plan funding.

Other Benefit Plans and Practices

The named executive officers participate in benefits provided to other salaried employees in their resident countries such as medical, prescription drug and dental coverage, life insurance and disability insurance. Additional programs such as a benefit allowance, automobile allowance, tax preparation allowance and added liability insurance are noted following the Summary Compensation Table.

The Company offers a 401(k) plan for U.S.-based employees. In 2012, the 401(k) plan provided that the Company match 25% of the first 8% of the employee’s annual compensation contributed to the 401(k) plan.

Effective January 1, 2013, the 401(k) was changed such that participants receive a 100% Company match of the first 3% of the employee’s annual compensation contributed to the 401(k) plan and a 50% Company match on the next 2%; for a maximum Company match of 4% of the employee’s annual compensation. Effective January 1, 2013, the Company match is immediately vested for the employee’s benefit. In addition, a defined contribution component was added to the 401(k) under which a contribution is made by the Company that varies by age from 0.5% to 4.5% of an employee’s annual income.

Due to U.S. compensation limits, some executives do not receive the full benefit of the Company match on their 401(k) contributions in any calendar year. In these situations, the amount of the benefit shortfall is calculated annually and paid directly to the executive as ordinary income. This payment is called the 401(k) excess payment, and is made between January 1 and March 15 of the following year. This practice was discontinued by the Company effective January 1, 2013.

Employment Agreements/Termination/Change in Control Benefits

As described in detail and quantified in the “Potential Payments Upon Termination or Change in Control” section and accompanying narrative, our named executive officers may receive certain benefits upon qualifying terminations from the Company.

On June 6, 2012, Mr. Broderick entered into an employment agreement with the Company to serve as Chief Executive Officer of the VCS Segment of the Company. Mr. Broderick is entitled to receive one year of his base salary upon his termination by the Company without Cause or upon his termination for Good Reason (each as defined in his employment agreement). Mr. Broderick may also receive one year of his target bonus opportunity upon his termination following a specific event constituting Good Reason. If a Change in Control occurs within 18 months of the commencement of his employment agreement term, Mr. Broderick would be entitled to receive no less than $750,000 under his performance unit award described above. See “Employment Agreement of Mr. Broderick” below for more information.

Mr. Alapont retired from the Company effective March 31, 2012, and Messrs. Jueckstock and Broderick replaced him as Co-Chief Executive Officers. Mr. Alapont will continue to serve as a consultant to the Company until May 31, 2013 and as a member of the Board of the Company through the 2013 Annual Meeting. In connection with Mr. Alapont’s retirement, on March 31, 2012, the Company and Mr. Alapont entered into a retirement and consulting agreement (the “Retirement Agreement”). See “Retirement Agreement of Mr. Alapont” below for more information.

2012 Advisory Vote on Executive Compensation

The Company reviewed the results of the advisory “say-on-pay” vote, which was held in connection with our 2012 annual meeting. In determining executive compensation for 2013, the Compensation Committee considered the stockholder support that the “say-on-pay” proposal received at our May 23, 2012 annual meeting of stockholders. Because a substantial majority (over 90%) of our stockholders approved our compensation program as described in the 2012 proxy statement, we believe our programs are effectively designed and continue to be aligned with the interests of our stockholders and, therefore, we did not implement any changes to our executive compensation program as a direct result of the stockholders’ advisory vote.

Policy Regarding 162(m) Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), generally limits the tax deductibility of annual compensation paid to senior executives to $1,000,000. However, performance based compensation can be excluded from the limit so long as it meets certain requirements. Though tax deductibility is one of many factors that may be considered by the Compensation Committee when determining executive compensation, Federal-Mogul’s incentive plans are not specifically designed to qualify under Section 162(m). Thus, the Compensation Committee retains the discretion to award compensation that exceeds or does not qualify for the Section 162(m) deductibility limit.

Clawback

In accordance with the SIP, the Compensation Committee reserves the right, in its sole discretion, to cancel or rescind any award under the SIP, or portion thereof, in certain situations, including, but not limited to, a determination by the Compensation Committee that the participant has committed a Breach of Conduct or a Restatement Event (as both terms are defined in the SIP).

Compensation Committee Report

The Compensation Committee of Federal-Mogul has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in Federal-Mogul’s annual report on Form 10-K for the fiscal year ended December 31, 2012 and this proxy statement.

COMPENSATION COMMITTEE

Vincent J. Intrieri, Chairman

Daniel A. Ninivaggi

Sung Hwan Cho

The following table lists the major compensation items for the named executive officers. In accordance with SEC rules, 2010 and 2011 compensation is not presented for Messrs. Jueckstock, Broderick and Dalleur because they were not named executive officers in those years.

Summary Compensation Table

(a) NAME AND PRINCIPAL POSITION	(b) Year	(c) Salary ($)	(d) Bonus(1) ($)	(f) Option Awards(2) ($)	(g) Non-Equity Incentive Plan Compensation(1) ($)	(h) Change in Pension Value and Nonqualified- Deferred Compensation Earnings(3) ($)	(i) All Other Compensation(4) ($)	(j) Total ($)
Rainer Jueckstock Chief Executive Officer, Powertrain Segment(5)	2012	544,808	246,000	—	—	—	25,493	816,301

Michael Broderick Chief Executive Officer, VCS Segment(6)	2012	237,500	210,000	2,103,414	—	—	31,161	2,582,075

Alan Haughie Senior Vice President and Chief Financial Officer(7)	2012 2011 2010	411,769 400,000 350,343	181,280 — —	— 333,000 409,500	— 265,000 442,500	87,089 45,218 52,717	21,532 23,115 21,049	701,670 1,066,333 1,276,109

William S. Bowers Senior Vice President, Sales and Marketing(8)	2012 2011 2010	434,635 416,000 410,462	60,900 — —	— 346,320 589,680	— 275,600 546,000	106,964 85,025 86,728	24,686 23,258 26,903	627,185 1,146,203 1,659,773

Gérard Chochoy Senior Vice President, Powertrain Sealing and Bearings(9)	2012 2011 2010	227,382 473,484 444,411	— — —	— 281,258 494,532	— 217,140 556,647	186,191 184,731 156,244	563,928 82,458 90,376	977,501 1,239,071 1,742,210

Rene Dalleur Senior Vice President, Special Projects(10)	2012	443,689	62,901	—	—	317,602	33,527	857,719

José Maria Alapont Former President and Chief Executive Officer(11)	2012 2011 2010	432,692 1,500,000 1,500,000	— — —	— — 1,030,107	— 1,500,000 1,500,000	— 3,348,684 3,727,279	18,556,000 221,933 200,599	18,988,692 6,570,617 6,927,878

(1)

Due to the segmentation of the business, the Compensation Committee did not adopt a MIP or MIP Uplift or any other formal bonus plan for 2012. The Compensation Committee evaluated the 2012 performance of our named executive officers and awarded discretionary bonuses to select named executive officers, which amounts appear in column (d) for 2012. The amount in column (g) for Mr. Alapont in 2011 and 2010 represents the aggregate maximum bonus allowed in his employment agreement for these plans.

(2)

The amounts shown in this column reflect SARs and stock options and represent the aggregate grant date fair value of all such awards granted to the executive as estimated by the Company for financial reporting purposes. See Footnote 18 of the Company’s annual report on Form 10-K for the year ended December 31, 2012 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(3)

The amount in column (h) reflects Mr. Alapont’s participation in the personal retirement account (the “PRA”) and the PRA SERP. As detailed in his employment agreement, Mr. Alapont also participated in the KEY Plan. Payments from the KEY Plan are offset by benefits under the PRA, the PRA SERP and any pension benefits received by Mr. Alapont from prior employers. Under the KEY Plan, Mr. Alapont received four years of credited service for each year of employment with the Company up to the maximum of 20 years of credited service. Mr. Alapont is 100% vested in his KEY Plan benefit. Annuity payments under the KEY Plan began for Mr. Alapont on October 1, 2012.

(4)

The amount in column (i) for Mr. Alapont reflects the following: termination benefits in accordance with his Retirement Agreement including deferred compensation of $9,730,000; post-retirement consulting, post-retirement transition and other services of $6,000,000; KEY Plan benefits of $1,449,985; PRA SERP benefits of $1,291,531; a benefit allowance of $22,500; inclusion of spouse on business trips on the corporate aircraft at a cost of $19,292; $7,450 of tax preparation services; the 401(k) plan Company match of $5,000; executive wellness benefits of $515; and tax reimbursement payments of $29,726; for a total of $18,556,000 in All Other Compensation for 2012.

(5)

Mr. Rainer Jueckstock became Chief Executive Officer, Powertrain Segment effective April 1, 2012; accordingly, only information for 2012 is shown. His annualized base salary is $600,000 and his target MIP annual bonus is 90% of his base salary. His MIP Uplift target is 115% of base annualized salary.

The amount in column (i) for Mr. Jueckstock reflects the following: an automobile allowance of $21,792; the cost of tax preparation services of $2,000; and $562 of umbrella liability coverage. The amount in column (i) also reflects tax reimbursement payments of $1,139, for a total of $25,493 in All Other Compensation for 2012.

(6)

Mr. Broderick became Chief Executive Officer, VCS Segment effective June 25, 2012; accordingly, only information for 2012 is shown. His annualized base salary is $475,000 and his target MIP annual bonus is 80% of his base salary. For 2012 only, he will receive a cash bonus of $210,000, in accordance with his employment agreement.

Mr. Broderick participates in a cash-settled performance based equity appreciation award equal to 1.25% of the appreciation in value of the VCS Segment during the term of his employment. The earliest potential payment under this plan is in 2016.

The amount in column (h) reflects that Mr. Broderick did not participate in the PRA pension plan during 2012.

The amount in column (i) for Mr. Broderick reflects the following: relocation expenses of $11,483; an automobile allowance of $9,500; executive wellness benefits of $1,095; the 401(k) plan Company match of $365; and $562 of umbrella liability coverage. The amount in column (i) also reflects tax reimbursement payments of $8,156, for a total of $31,161 in All Other Compensation for 2012.

(7)

Mr. Haughie became Senior Vice President and Chief Financial Officer of the Company in June 2010. When approved, Mr. Haughie participates in the MIP and MIP Uplift. The 2011 amount in column (g) reflects a payout level of 55% for the MIP and 74% for the MIP Uplift. The 2010 amount in column (g) reflects a payout level of 120% for the MIP and 126% for the MIP Uplift. Seventy-five percent (75%) of the MIP Uplift for 2011 was payable in SARs granted in 2010 under the SIP.

The amount in column (h) reflects Mr. Haughie’s participation in the PRA and PRA SERP. Both plans were frozen at the end of 2012.

The amount in column (i) for Mr. Haughie reflects the following: an automobile allowance of $16,471; the 401(k) plan Company match of $4,250; and $562 of umbrella liability coverage. The amount in column (i) also reflects tax reimbursement payments of $249, for a total of $21,532 in All Other Compensation for 2012.

(8)

When approved, Mr. Bowers participates in the MIP and the MIP Uplift. The 2011 amount in column (g) reflects a payout level of 55% for the MIP and 74% for the MIP Uplift. The 2010 amount in column (g) reflects a payout level of 120% for the MIP and 126% for the MIP Uplift. Seventy-five percent (75%) of the MIP Uplift for 2010 was payable in SARs granted in 2010 under the SIP.

The amount in column (h) reflects Mr. Bowers’ participation in the PRA and the PRA SERP. Both plans were frozen at the end of 2012.

The amount in column (i) for Mr. Bowers reflects the following: an automobile allowance of $17,385; the 401(k) plan Company match of $4,250; $1,550 of tax preparation services; and $562 of umbrella liability coverage. The amount in column (i) also reflects tax reimbursement payments of $939, for a total of $24,686 in All Other Compensation for 2012.

(9)

Mr. Chochoy separated from the Company at the end of February 2013. Mr. Chochoy is a French citizen who resided in Germany for a portion of 2012 and the remainder of the year in France. He was paid 340,000 Euro annually. For consistency, we show the U.S. dollar equivalent using the average Euro-U.S. dollar exchange rate for 2012 of 1.2860; 2011 of 1.3926; and 2010 of 1.3266. Mr. Chochoy participated in the MIP and the MIP Uplift in 2010 and 2011. Under the terms of his settlement agreement, Mr. Chochoy did not receive a bonus for 2012 service. The 2011 amount in column (g) reflects a payout level of 40% for the MIP and 74% for the MIP Uplift. The 2010 amount in column (g) reflects a payout level of 123% for the MIP and 126% for the MIP Uplift. The U.S. dollar equivalent for the 2011 incentive plans is shown using a Euro-U.S. dollar exchange rate of 1.2961, which is the rate as of December 31, 2011. Seventy-five percent (75%) of the MIP Uplift for 2011 was payable in SARs granted in 2012 under the SIP. The objectives, results, and payout levels are detailed in the Incentive Payout Chart below.

The amount in column (h) reflects Mr. Chochoy’s participation in a Company-sponsored pension plan in France intended to supplement aspects of the French social security system. The amount in column (h) reflects the change in the actuarial present value of Mr. Chochoy’s accumulated benefit between December 31, 2012 and December 31, 2011 determined using a Euro-U.S. dollar exchange rate of 1.3218 for December 31, 2012; 1.2961 for December 31, 2011; and 1.3384 for December 31, 2010.

The amount in column (i) for Mr. Chochoy reflects payments of severance under a legal settlement agreement in France of $542,865; contributions to a French defined contribution plan of $9,615; the cost of housing and living assistance of $7,073; the cost of operating a Company vehicle provided to Mr. Chochoy of $3,813; and $562 of umbrella liability coverage, for a total of $563,928 in All Other Compensation for 2012.

(10)

Mr. Dalleur is a Belgium citizen. He is paid at the rate of 345,000 Euro annually. For consistency, we show the U.S. dollar equivalent using the average Euro-U.S. dollar exchange rate for 2012 of 1.2860.

The amount in column (h) reflects Mr. Dalleur’s participation in a Company-sponsored pension plan in Belgium intended to supplement aspects of the Belgian social security system. The amount in column (h) reflects the change in the actuarial present value of Mr. Dalleur’s accumulated benefit between December 31, 2012 and December 31, 2011 determined using a Euro-U.S. dollar exchange rate of 1.3218 for December 31, 2012.

The amount in column (i) for Mr. Dalleur reflects the cost of a Company provided vehicle in Belgium of $32,965 and $562 of umbrella liability coverage, for a total of $33,527 in All Other Compensation for 2012.

(11)	Mr. Alapont retired from the Company on March 31, 2012.

The following table outlines plan-based awards granted in 2012.

Grants of Plan-Based Awards

		(b) Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			(j) All Other Option Awards: Number of Securities Underlying Options (#)	(k) Exercise or Base Price of Option Awards ($/Sh)	(l) Grant Date Fair Value of Stock and Option Awards ($)
(a) Name	Type of Award		(f) Threshold ($)	(g) Target ($)	(h) Maximum ($)
Michael Broderick	Performance Unit Award(1)	6/25/2012	N/A	N/A	20,000,000			2,103,414

(1)

Mr. Broderick was hired in June 2012 and, in accordance with his employment contract, provided the opportunity to receive a cash payment in 2016 and 2017 reflecting the growth in value of the VCS Segment from his date of hire until December 31, 2015 and December 31, 2016 respectively. This opportunity was based on 1.25% of the value of the VCS Segment’s growth from June 2012 until December 2015 and December 2016, respectively, or, if earlier, upon a Change in Control. One-half (50%) of this award is earned and vested on December 31, 2015 and the remaining 50% is earned and vested on December 31, 2016. In no event will the award exceed $10 million in 2015 or in 2016. The overall maximum benefit under the award is capped at $20 million.

The following table sets forth information concerning outstanding equity awards held by our named executive officers as of December 31, 2012.

2012 Outstanding Equity Awards at Fiscal Year End

OPTION AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable(1)	Option/SAR Exercise Price ($)	Option/SAR Expiration Date
Rainer Jueckstock	02/27/2012	14,865	14,865	$17.64	02/27/2017
Michael Broderick(2)	N/A	N/A	N/A	N/A	N/A
Alan Haughie	02/22/2010 02/22/2011 02/27/2012	3,649 27,372 19,634	— 9,125 19,635	$17.16 $21.03 $17.64	02/22/2015 02/22/2016 02/27/2017
William S. Bowers	02/22/2010 02/22/2011 02/27/2012	15,363 39,417 20,420	— 13,139 20,420	$17.16 $21.03 $17.64	02/22/2015 02/22/2016 02/27/2017
Gérard Chochoy	02/22/2010 02/22/2011 02/27/2012	14,100 33,057 16,583	— 11,019 16,584	$17.16 $21.03 $17.64	02/22/2015 02/22/2016 02/27/2017
Rene Dalleur	02/27/2012	13,498	13,498	$17.64	02/27/2017
José Maria Alapont (3)	N/A	N/A	N/A	N/A	N/A

(1)

The SARs granted in 2010 vested in three equal installments on each of February 22, 2011, February 22, 2012, and February 22, 2013. The SARs granted in 2011 vest in four equal installments. The first, second and third installments vested on February 22, 2011, February 22, 2012, and February 22, 2013, respectively, and the remaining installment will vest on February 22, 2014. The SARs granted in 2012 vest in four equal installments. The first and second installment vested on February 27, 2012 and February 27, 2013, respectively, and the remaining installments will vest on February 27, 2014, and February 27, 2015.

(2)	Mr. Broderick did not receive stock options or SARs. He is entitled to a cash-settled performance unit award as disclosed in the Grants of Plan-Based Awards Table.
(3)

Mr. Alapont retired from the Company as of March 31, 2012 and pursuant to his Retirement Agreement all exercisable SARs must have been exercised by June 29, 2012. As the Company stock price remained under the option strike price all of Mr. Alapont’s stock options and SARs were forfeited.

Pension Benefits

The following table outlines the pension programs in which the named executive officers participate. Some cover all salaried employees of the location or country in which they are based and some programs involve additional benefits intended to retain executive talent.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Rainer Jueckstock(2)	N/A	—	—	—
Michael Broderick(3)	N/A	—	—	—
Alan Haughie	Personal Retirement Account (PRA)	18.9	$169,334	—
	Personal Retirement Account Supplemental Executive Retirement Plan (PRA SERP)	18.9	$162,908	—
William S. Bowers	Personal Retirement Account (PRA)	6.9	$160,234	—
	Personal Retirement Account Supplemental Executive Retirement Plan (PRA SERP)	6.9	$355,479	—
Gérard Chochoy	French Executive Pension Plan (Retraite Additive)(4)	5.8	$778,562	—
Rene Dalleur	Aubange Belgium Pension Plan(5)	25.0	$2,548,147	—
José Maria Alapont	Personal Retirement Account (PRA) (6)	7.1	$94,441	$93,496
	Personal Retirement Account Supplemental Executive Retirement Plan (PRA SERP) (7)	7.1	$0	$1,291,531
	Key Executive Pension Plan (KEY) (8)	20.0	$24,815,603	$1,449,986

(1)

The present value of accumulated benefits was determined using the discount rate, mortality assumptions, interest crediting rate, and December 31, 2012 measurement date used by the Company for financial reporting purposes in Footnote 13 of Item 8 of the Company’s annual report on Form 10-K for the year ended December 31, 2012. The benefits were assumed to be payable at normal retirement ages or such earlier ages at which the executives could commence an unreduced retirement benefit. The pension benefits for Messrs. Chochoy and Dalleur are denominated in Euros. The present value of these accumulated benefits reflects a Euro-U.S. Dollar exchange rate of 1.3218, which was the rate in effect as of December 31, 2012.

(2)

Mr. Jueckstock, a native of Germany, participates in a defined contribution schedule of the German pension plan. The plan contributions are calculated based on annual salary, excluding bonuses. Contributions are a percentage ranging from 0.3% to 0.5% of the base salary below the ceiling of the statutory pension contribution plus 1.2% to 1.5% of the base salary above the ceiling of the statutory pension contribution, per year of service. Contributions on behalf of Mr. Jueckstock are limited by his employment agreement to not more than 100,000 Euros per year.

(3)

The PRA has a provision requiring employees to wait one year before accruing pension benefits under the plan. Mr. Broderick started employment with Federal-Mogul on June 25, 2012 and the PRA was frozen on December 31, 2012. As a result, Mr. Broderick has no accrued benefits under either the PRA or the PRA SERP, which was also frozen at December 31, 2012.

(4)	French Executive Pension Plan

Retirement annuities are the most common form of employee benefit liabilities in France. The benefit structure is mandated in the French Labor Code, covers all employees, and can be supplemented by company agreement or voluntary payments. The benefit is an annuity. The Company provides certain senior French executives with an additional defined benefit retirement plan. The purpose of this plan is to provide a pension benefit for a limited number of senior executives that is competitive with pension benefits provided to senior executives at many major French companies. Mr. Chochoy is the only named executive officers who participate in this plan.

French Defined Benefit Plan (“Retraite Additive”)

The Retraite Additive is a final salary plan targeting a pension benefit equal to 5% of the executive’s final compensation. There is no minimum service requirement and no vesting requirement, but the executive must be employed by the Company at the date of retirement under this plan. Annual compensation used for calculating the contributions to the defined benefit plan includes base salary. The amount credited in 2012 under the Retraite Additive for Mr. Chochoy is detailed in the Summary Compensation Table under column (h).

(5)	Aubange Pension Plan

The Aubange Pension Plan is a defined benefit pension plan that covers employees of the Aubange, Belgium operations. Mr. Dalleur is the only named executive officer that participates in this plan. With a normal retirement age of 65, the plan provides a lump-sum benefit payment at termination as follows:

•	2.50% of annual salary below a salary ceiling, plus
•	8.75% of annual salary above the salary ceiling, times the
•	number of years and months of service between the date of first participation in the plan and date of retirement.

The maximum service under the plan for an executive is 25 years.

From age 60 onwards, the benefit payment is calculated based on the average salary of the last 5 years prior to retirement, and the average ceiling over that same period. From age 60 onward, the benefit available under the plan is reduced by 5% annually for each year the employee receives payment prior to normal retirement age.

Both the Company and the employee contribute to the benefit, with the executive’s annual contributions limited to 5.5% of annual salary above the ceiling, and for everyone else, the contribution is limited to 5% of annual salary above the ceiling.

In the event of death or disability, alternative benefits are payable in lieu of any retirement benefit.

(6)	Personal Retirement Account (“PRA”)

The PRA is a defined benefit pension plan that covers all salaried employees in the United States. Annual credits are made on behalf of the employee based on the employee’s age, and eligible compensation is limited to the amount permitted under government regulations, or $250,000 in 2012. Interest is also credited each year to the benefit based on U.S. government bond rates. Under the PRA, benefits are payable upon retirement to employees in the form of a lump sum or monthly annuity, at the employee’s election. Accrued pension benefits for participants are expressed as an account balance.

PRA benefits are vested based on a three-year cliff schedule. Amounts credited under the PRA in 2012 for the eligible named executive officers are detailed in the Summary Compensation Table and its footnotes.

The PRA was frozen for all participants as of December 31, 2012.

(7)	Personal Retirement Account Supplemental Executive Retirement Plan (“PRA SERP”)

To make up for benefits lost due to the U.S. government cap on compensation eligible for tax-qualified plans, the Company also maintained the PRA SERP, which pays additional pension benefits that would be paid under the PRA if the U.S. Federal limits were not in effect. The PRA SERP is a non-qualified defined benefit pension plan. Under the PRA SERP, benefits are payable upon retirement to certain U.S. based executives in the form of a lump sum. Earnings are defined as an employee’s base salary plus, incentive compensation, sales incentives and other variable compensation in excess of $250,000 in 2012.

Benefits are vested based upon attainment of age 55 and satisfying a five-year cliff-vesting schedule. Amounts credited under the PRA SERP for the eligible named executive officers are detailed in the Summary Compensation Table under column (h).

The PRA SERP was frozen for all participants as of December 31, 2012.

(8)	Key Executive Pension Plan (“KEY Plan”)

The KEY Plan is a non-tax qualified pension plan, the purpose of which is to provide a competitive pension benefit for Mr. Alapont.

The KEY Plan targets a pension benefit equal to 50% of an executive’s final average compensation (base salary and bonus) for the highest consecutive three-year period of the last five years of service. Notwithstanding this provision, pursuant to the terms of Mr. Alapont’s Second Amended and Restated Employment Agreement dated as of March 23, 2010, the five year period for determining the average compensation will be the five years ending March 23, 2010. In order to receive the maximum KEY Plan benefit, an executive must attain 20 years of service and be at least age 62 upon retirement. A reduced benefit would be paid to Mr. Alapont if he had not attained these minimum levels. The target benefit is calculated by taking into account benefits paid under the Company’s PRA, PRA SERP and certain predecessor plans. Compensation used for the KEY Plan formula includes base salary and incentive compensation.

The KEY Plan grants credit for all years of pension service with the Company up to a combined maximum of 20 years of service. The KEY Plan provides four years of pension service for every year of service with the Company. Mr. Alapont was fully vested with 20 years of credited service under the KEY Plan.

Although Mr. Alapont retired in March 2012, he did not start receiving annuity benefits under the KEY Plan until October 2012, in compliance with IRS Code Section 409A.

Potential Payments Upon Termination or Change in Control

Retirement Agreement of Mr. Alapont

In connection with Mr. Alapont’s retirement from the Company, effective March 31, 2012, Mr. Alapont entered into a retirement agreement with the Company, which sets forth the terms of Mr. Alapont’s compensation following his retirement and separation from employment with the Company (the “Retirement Agreement”).

Prior to entering into the Retirement Agreement, the Company and Mr. Alapont were parties to that certain Second Amended and Restated Employment Agreement dated as of March 23, 2010, pursuant to which he was entitled to a base salary of $1,500,000 per year. In addition, Mr. Alapont would be eligible each year during the term of the employment agreement for an annual target bonus of $1,500,000 payable solely in cash. The actual bonus, not to exceed $1,500,000 per annum, was determined by the Board in consultation with Mr. Alapont. The employment agreement also provided for other customary employee benefits with a cap on such benefits equal to 125% of the amount paid to Mr. Alapont in 2009. Mr. Alapont’s former employment agreement provided that if he was terminated by the Company without Cause (where “Cause” means (a) conviction of, plea of guilty, or plea or nolo contendere to any felony, (b) conviction of, plea of guilty to, or plea of nolo contendere to any misdemeanor or other crime involving fraud, dishonesty or moral turpitude, (c) intentional violation of the Company’s integrity policy, (d) breach of the terms of his employment agreement, or (e) intentional neglect of a request by a majority of the Board, which results in material corporate damage) he was entitled to receive a lump sum payment of: (i) any base salary or vacation pay due through his date of termination; (ii) an amount equal to two times his annual base salary and two times his MIP target incentive award; and (iii) a payout of any other benefits he may be entitled to receive under any Company program for which he is eligible, including the MIP Uplift.

However, pursuant to the terms of the Retirement Agreement, all prior agreements between Mr. Alapont and the Company have been terminated and have no further force or effect including, but not limited to, that certain Second Amended and Restated Employment Agreement dated as of March 23, 2010; the Restated Option Agreement; that certain Second Amended and Restated Deferred Compensation Agreement dated March 23, 2010; and that certain Amended and Restated Change in Control Employment Agreement dated as of December 31, 2008.

Employment Agreement of Mr. Jueckstock

Mr. Jueckstock was appointed Chief Executive Officer, Powertrain Segment effective April 1, 2012. The Company entered into an employment agreement with Mr. Jueckstock. The employment agreement provides for (i) an annual base salary of $600,000, (ii) a bonus opportunity of 90% of his base salary under the Company’s MIP, and (iii) an incentive payment under the Company’s MIP Uplift with a target incentive opportunity of not less than 115% of his base salary. The term of the employment agreement is April 1, 2012 through March 31, 2016. If, prior to March 31, 2016, Mr. Jueckstock is terminated by the Company without “cause” or by Mr. Jueckstock for “good reason” (each as defined below), Mr. Jueckstock is entitled to one year’s base salary plus his target bonus under the Company’s MIP for the year in which termination occurs. The Company has also agreed to continue to make contributions to the German pension plan for the benefit of Mr. Jueckstock in an amount not to exceed 100,000 Euros per year. Mr. Jueckstock has also agreed to a non-competition provision for a period that ends one year from the last day of his employment. The non-competition provision may be extended by the Company for an additional one-year period under the conditions set forth in the employment agreement and subject to providing Mr. Jueckstock an additional one year’s base salary during such extension.

The employment agreement supersedes all prior agreements between Mr. Jueckstock and the Company (other than the Company’s German pension plan).

Under Mr. Jueckstock’s employment agreement “cause” means:

•	conviction of any crime (other than traffic violations and similar minor infractions of law);

•	failure to follow, in any material respect, the lawful directions given by the Company or its subsidiaries or the policies or procedures adopted by the Board from time to time;

•	failure to come to work on a full-time basis, other than on holidays, vacation days, sick days or other days off under the Company’s business policies;

•	impairment due to alcoholism, drug addiction or similar matters; and

•

a material breach of the employment agreement, including, without limitation, any breach of the covenants related to confidential information and competitive services set forth in the employment agreement.

Under Mr. Jueckstock’s employment agreement “good reason” means:

•

the failure of the Company to make any payment expressly required to be made under the terms of the employment agreement, if such failure continues for 15 business days following written notice detailing the amount and circumstances of such failure given personally by hand by Mr. Jueckstock to the Chairman of the Board; and

•	a change in title or position resulting in Mr. Jueckstock no longer reporting to the Company’s Board.

Employment Agreement of Mr. Broderick

Mr. Broderick was appointed Chief Executive Officer, VCS Segment effective June 25, 2012. The Company entered into an employment agreement with Mr. Broderick. The employment agreement provides for (i) an annual base salary of $475,000, (ii) a bonus opportunity of 80% of his base salary under the Company’s MIP, and (iii) a long-term incentive payment in the form of a cash-settled performance unit award equal to 1.25% of the appreciation in the value of the VCS Segment during the term of his employment. The term of the employment agreement is June 25, 2012 through March 31, 2017. If, prior to March 31, 2017, Mr. Broderick is terminated by the Company without “cause” or by Mr. Broderick for “good reason” (each as defined below), Mr. Broderick is entitled to one year’s base salary. Mr. Broderick may also receive one year of his target bonus opportunity upon his termination following a specific event constituting good reason. Mr. Broderick has also agreed to a non-competition provision for a period that ends one year from the last day of his employment. The non-competition provision may be extended by the Company for an additional one-year period under the conditions set forth in the employment agreement and subject to providing Mr. Broderick an additional one year’s base salary during such extension.

Under Mr. Broderick’s employment agreement “cause” means:

•	conviction of any crime (other than traffic violations and similar minor infractions of law);

•	failure to follow, in any material respect, the lawful directions given by the Company or its subsidiaries or the policies or procedures adopted by the Board from time to time;

•	failure to come to work on a full-time basis, other than on holidays, vacation days, sick days or other days off under the Company’s business policies;

•	impairment due to alcoholism, drug addiction or similar matters; and

•

a material breach of the employment agreement, including, without limitation, any breach of the covenants related to confidential information and competitive services set forth in the employment agreement.

Under Mr. Broderick’s employment agreement “good reason” means:

•

the failure of the Company to make any payment expressly required to be made under the terms of the employment agreement, if such failure continues for 15 business days following written notice detailing the amount and circumstances of such failure given personally by hand by Mr. Broderick to the Chairman of the Board; and

•	a change in title or position resulting in Mr. Broderick no longer reporting to the Company’s Board.

Employment Agreement of Mr. Chochoy

Mr. Chochoy was appointed as our Senior Vice President, Global Development effective March 1, 2007. Prior to the Company’s segmentation, Mr. Chochoy served as our Senior Vice President, Powertrain Sealing and Bearings. Mr. Chochoy’s employment agreement, which had an indefinite term, provided for an annual base salary subject to review on an annual basis. In addition, Mr. Chochoy was eligible each year during the term of the employment agreement for an annual bonus targeted at 70% of his gross annual salary, with the potential to reach 140% of his annual gross salary, based on performance criteria to be established each year by the Board or the Compensation Committee. Pursuant to Mr. Chochoy’s employment agreement, he was eligible to participate in the MIP Uplift targeted at 115% of his gross annual salary, also according to performance criteria to be established each year by the Board or the Compensation Committee. The employment agreement also provided for other customary employee benefits.

On August 30, 2012, Mr. Chochoy and the Company reached a separation agreement compliant with French Civil Code. Mr. Chochoy began his notice period August 20, 2012 and completed the notice period February 20, 2013. In 2012 he received legal severance payments of 422,108 Euros ($543,831). He will receive 265,194 Euros ($349,870) in March 2013, as final payment under the severance and non-compete agreement with the Company.

Severance Arrangement for Mr. Jueckstock

If, prior to March 31, 2016, Mr. Jueckstock is terminated by the Company without “cause” or by Mr. Jueckstock for “good reason” (each as defined above), Mr. Jueckstock is entitled to one year’s base salary plus his target bonus under the Company’s MIP for the year in which termination occurs. The Company has also agreed to continue to make contributions to the German pension plan for the benefit of Mr. Jueckstock in an amount not to exceed 100,000 Euros per year. Mr. Jueckstock has also agreed to a non-competition provision for a period that ends one year from the last day of his employment, which non-competition provision may be extended by the Company for an additional one-year period under the conditions set forth in the employment agreement and subject to providing Mr. Jueckstock an additional one year’s base salary during such extension.

Severance Arrangement for Mr. Broderick

If, prior to March 31, 2017, Mr. Broderick is terminated by the Company without “cause” or by Mr. Broderick for “good reason” (each as defined above), Mr. Broderick is entitled to one year’s base salary. Mr. Broderick may also receive one year of his target bonus opportunity upon his termination following a specific event constituting good reason. Mr. Broderick has also agreed to a non-competition provision for a period that ends one year from the last day of his employment. The non-competition provision may be extended by the Company for an additional one-year period under the conditions set forth in the employment agreement and subject to providing Mr. Broderick an additional one year’s base salary during such extension.

Other Severance Arrangements

Mr. Haughie’s terms of employment provide that, in the event of his termination without cause, he will receive the equivalent of twelve months base salary.

Mr. Bower’s terms of employment provide that, in the event of his termination without cause, he will receive the equivalent of twelve months base salary and one year of his MIP target bonus.

Mr. Chochoy separated from the Company on February 20, 2013. He has been paid $542,865 in legal severance and separation allowances in France. He will receive $341,061 in March 2013 in accordance with his non-compete agreement. Mr. Chochoy is paid in Euros and these amounts reflect the average Euro-U.S. dollar exchange rate for 2012 of 1.2860.

Mr. Dalleur is covered under the severance laws of Belgium which entitles him to 26 months of base salary, bonus and benefits.

Change in Control Arrangement for Mr. Broderick

If a Change in Control occurs before his performance unit award vests, such award will vest immediately upon the Change in Control and will be paid out within 45 days of such Change in Control. The award would be determined based on the Change in Control Value (as defined in his employment agreement) minus the initial value of the VCS Segment. If a Change in Control occurs within 18 months of the commencement of his employment agreement term, Mr. Broderick would be entitled to receive no less than $750,000 under his performance unit award described above. Based on an assumed December 31, 2012 Change in Control of the VCS Segment, using reasonable valuation assumptions based off of the Company’s closing stock price of $8.02 on December 31, 2012, Mr. Broderick would only be entitled to receive the minimum amount of $750,000, which would be payable within 45 days of such Change in Control, pursuant to the terms of the award.

Other Change in Control Arrangements

Other than the arrangement described above in “Change in Control Arrangement for Mr. Broderick,” our named executive officers are not entitled to receive any payments or benefits immediately upon a change in control.

The following table summarizes the value of potential payments and benefits under various termination circumstances assuming for each of the named executive officers a termination date of December 31, 2012.

Name	Value if Involuntarily Terminated Without Cause	Value if Voluntarily Terminated by Executive for Good Reason	Value if Terminated Due to Death or Disability	Value if Involuntarily Terminated following a Change in Control
Rainer Jueckstock(1)	$1,140,000	$1,140,000	—	$1,140,000
Michael Broderick(2)	$475,000	$855,000	—	$1,225,000(3)
Alan Haughie(4)	$412,000	—	—	$412,000
William S. Bowers(5)	$739,500	—	—	$739,500
Gérard Chochoy(6)	$883,926	—	—	$883,926
Rene Dalleur(7)	$1,871,418	—	—	$1,871,418
José Maria Alapont(8)	N/A	N/A	N/A	N/A

(1)	Please refer to the discussion preceding this table for a description of the payments Mr. Jueckstock would receive upon termination.
(2)	Please refer to the discussion preceding this table for a description of the payments Mr. Broderick would receive upon termination.
(3)

This amount includes $475,000, which represents one year of base salary due to Mr. Broderick’s upon his involuntary termination, and an amount of $750,000 due to Mr. Broderick under the terms of his performance unit award. The amount due to Mr. Broderick under the terms of the performance unit award may be (i) no less than $750,000 because the assumed December 31, 2012 Change in Control date would have occurred within 18 months of the commencement of his employment term and (ii) no more than $20,000,000.

(4)	Please refer to the discussion preceding this table for a description of the payments Mr. Haughie would receive upon termination.
(5)	Please refer to the discussion preceding this table for a description of the payments Mr. Bowers would receive upon termination.
(6)

These amounts are the actual amounts Mr. Chochoy is receiving in connection with his legal separation and severance in France. Please refer to the discussion preceding this table for a description of the payments Mr. Chochoy is receiving in connection with his separation.

(7)	Please refer to the discussion preceding this table for a description of the payments Mr. Dalleur would receive upon termination.
(8)

Please refer to the discussion preceding this table for a description of the payments Mr. Alapont received upon termination. Mr. Alapont retired from Federal-Mogul on March 31, 2012. Subject to IRC Section 409A waiting periods, he received his deferred compensation under his previously discussed Deferred Compensation Agreement and other payments detailed under his Retirement Agreement in October 2012.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In connection with the audit of the 2012 financial statements, the Company entered into an engagement agreement with Grant Thornton LLP (“Grant Thornton”) which sets forth the terms by which Grant Thornton will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures. We have been advised that a representative of Grant Thornton will be present at the Annual Meeting via phone and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

The Audit Committee has not selected the independent registered public accounting firm to conduct the audit of our books and records for the fiscal year ending December 31, 2013. To the extent selected prior to the meeting, we expect to have representatives of the independent registered public accounting firm for 2013 available at the meeting via phone to answer any questions.

In addition to retaining Grant Thornton to audit our consolidated financial statements for 2012, the Company retained Grant Thornton, as well as other accounting firms, to provide tax and other advisory services in 2012. We understand the need for Grant Thornton to maintain objectivity and independence in its audit of our financial statements.

The following table sets forth fees billed for professional audit services and other services in the following categories and amounts by Grant Thornton for the fiscal year December 31, 2012:

Year Ended December 31
2012
(Millions of Dollars)
Audit fees (1)	$3.70
Audit-related fees (2)	$0.02
Tax fees (3)	$0.06

Total	$3.78

The amounts shown above include payment of out-of-pocket expenses incurred by Grant Thornton.

The following table sets forth fees billed for professional audit services and other services in the following categories and amounts by Ernst & Young, the Company’s former independent registered public accounting firm, for the fiscal years ended December 31, 2011 and December 31, 2012:

	Year Ended December 31
	2012	2011
	(Millions of Dollars)
Audit fees (1)	$0.7	$3.6
Audit-related fees (2)	1.1	1.2
Tax fees (3)	4.8	4.5

Total	$6.6	$9.3

(1)

Audit fees: Services under this caption include consolidated financial statement audit fees, internal control over financial reporting audit fees, domestic subsidiary financial statement audit fees and international statutory audit fees.

(2)	Audit-related fees: Services under this caption include accounting advisory, acquisition due diligence and employee benefit plan audits.
(3)	Tax fees: Services under this caption include statutory compliance, expatriate compliance and tax advisory services.

All of the audit, audit-related, tax and other services performed by Ernst & Young and Grant Thornton were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described below.

Audit Committee’s Pre-Approval Policies and Procedures

The Company’s independent accountants are directly accountable to the Audit Committee pursuant to its charter. Accordingly, the Audit Committee’s responsibilities include pre-approving the services of the independent accountant. The Audit Committee’s policy is to review and pre-approve all audit and permissible non-audit services, as deemed appropriate. Audit Committee pre-approval is granted based upon the nature of the service and the related cost to provide such service. Pre-approval for services is generally not extended for periods in excess of one year. In assessing pre-approval requests, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountant may provide a higher quality or more efficient service based upon its understanding and familiarity with the Company’s business; and whether performing the service would enhance the independent accountant’s audit quality. The Audit Committee chairman may individually pre-approve such services between scheduled meetings of the Audit Committee up to a threshold of $200,000, provided that the full Audit Committee reviews and approves the service at the next scheduled meeting. Full Audit Committee pre-approval is required for proposed services in excess of $200,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Based on a review of the questionnaires that our directors and employees who are subject to Section 16 of the Exchange Act of 1934 completed, and a review of our internal records on any related person that was identified in such questionnaires, we have determined that there are no related party transactions in excess of $120,000, since the beginning of 2012 or currently proposed, involving the Company, other than as follows:

•

Mr. Laisure, a current member of the Board, is the Chief Executive Officer of Fluid Routing Solutions, Inc. (“Fluid Routing”). Fluid Routing is one of the Company’s automotive customers. In 2012, Fluid Routing purchased approximately $508,836 worth of products from the Company.

•

A Chapter 7 bankruptcy preference claim in the amount of $214,104.72 was filed against the Company by Alfred T. Guiliano, Chapter 7 Trustee of Carolina Fluid Handling Intermediate Holding Corp. (f/k/a Fluid Routing Solutions, Inc.). Mr. Laisure, a current member of the Board, is Chief Executive Officer of Fluid Routing Solutions, Inc.

•

Insight Portfolio Group LLC (formerly known as Icahn Sourcing LLC) (“Insight”) is an entity formed and controlled by Carl C. Icahn, the Chairman of the Company’s Board, in order to leverage the potential buying power of a group of entities with which Mr. Icahn either owns or otherwise has a relationship in negotiating with a wide range of suppliers of goods, services, and tangible and intangible property. The Company is a member of the buying group and, as such, is afforded the opportunity to purchase goods, services and property from vendors with whom Insight has negotiated rates and terms. Insight does not guarantee that the Company will purchase any goods, services or property from any such vendors, and the Company is under no obligation to do so. The Company does not pay Insight any fees or other amounts with respect to the buying group arrangement and Insight neither sells to nor buys from any member of the buying group. The Company has purchased a variety of goods and services as a member of the buying group at prices and on terms that it believes are more favorable than those which would be achieved on a stand-alone basis.

Although the Company does not currently have a formalized policy specifically regarding the review, approval or ratification of transactions with related persons in excess of $120,000 as defined under Item 404(a) of Regulation S-K, the Federal-Mogul Integrity Program (available at www.federalmogul.com) prohibits our directors, officers, employees and associates from participating in transactions involving conflicts of interest and requires disclosure of any potential conflicts of interest, as well as approval of the acceptance of any position as an officer or director of outside business concerns. In addition, each director is required to disclose to the Board any financial interest or personal interest that he or she has in any contract or transaction that is being considered by the Board for approval. If a director has a personal interest in a matter before the Board, the director must disclose the interest to the Board, excuse himself or herself from participation in the discussion and not vote on the matter.

OTHER MATTERS

Stockholder Proposals and Recommendations for Director

Stockholder proposals for inclusion in the Company’s proxy materials for the Company’s 2014 annual meeting of stockholders must be received by the Company no later than December 13, 2013. These proposals must also meet the other requirements of the rules of the SEC and the Company’s bylaws relating to stockholder proposals.

Stockholders who wish to make a proposal at the Company’s 2014 annual meeting — other than one that will be included in the Company’s proxy materials — should notify the Company no earlier than January 25, 2014 and no later than February 24, 2014. If a stockholder who wishes to present such a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

Stockholders may make recommendations to the Board of candidates for its consideration as nominees for director at the Company’s 2014 annual meeting of stockholders by submitting the name, qualifications, experience and background of such person, together with a statement signed by the nominee in which he or she consents to act as such, to the Board, c/o Secretary, Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, Michigan 48033. Notice of such recommendations should be submitted in writing not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information and conform to certain requirements set forth in the Company’s bylaws. The Board may refuse to acknowledge the nomination of any person not made in compliance with these procedures or in the Company’s bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10 percent of our common stock to file initial reports of their ownership and changes in ownership of our common stock with the SEC. To the best of our knowledge, based solely on a review of reports furnished to us and written representations from reporting persons, each person who was required to file such reports timely complied with the applicable filing requirements during 2012.

Other Business

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

Upon written request by any stockholder entitled to vote at the meeting, we will promptly furnish, without charge, a copy of the annual report on Form 10-K for 2012 which we filed with the SEC, including financial statements and schedules. If the person requesting the report was not a stockholder of record on March 26, 2013, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Federal-Mogul Corporation, Attention: Brett D. Pynnonen, 26555 Northwestern Highway, Southfield, Michigan 48033.

By Order of the Board of Directors

Brett D. Pynnonen

Senior Vice President, General Counsel

and Corporate Secretary

FEDERAL-MOGUL CORPORATION 26555 NORTHWESTERN HIGHWAY SOUTHFIELD, MI 48033

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:             M56860-P35020             KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FEDERAL-MOGUL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the nominees in proposal 1:		☐	☐	☐
1. Election of Directors
Nominees:
01) Carl C. Icahn 02) Sung Hwan Cho 03) George Feldenkreis 04) Hunter C. Gary 05) Vincent J. Intrieri 06) Rainer Jueckstock	07) J. Michael Laisure 08) Samuel J. Merksamer 09) Daniel A. Ninivaggi 10) Neil S. Subin 11) James H. Vandenberghe
						For	Against	Abstain
The Board of Directors recommends you vote “FOR” the following proposal:
2. The approval, on an advisory basis, of the compensation of our named executive officers.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign full corporate or partnership by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M56861-P35020

FEDERAL-MOGUL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE

ANNUAL MEETING OF STOCKHOLDERS

MAY 22, 2013 10:00 a.m.

The stockholder(s) hereby appoint(s) Brett D. Pynnonen and Alan J. Haughie, or either of them, as proxies, each with full power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FEDERAL-MOGUL CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on May 22, 2013, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, NY 10019.

The shares of common stock held in the account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR all of the nominees listed in proposal 1, FOR proposal 2, and in the discretion of the proxyholders on any other matter that properly comes before the Annual Meeting and all adjournments.

Continued and to be signed on reverse side